Exhibit 99.2

The following sets forth the Risk Factors discussion of Aetna Inc. (“Aetna”) and its subsidiaries described in Part I, Item 1A in Aetna’s Annual Report on Form 10-K for the year ended December 31, 2017 and filed with the Securities and Exchange Commission (“SEC”) on February 23, 2018.

In this Exhibit 99.2, “we”, “our”, “us”, and “the Company” refer to Aetna and its subsidiaries.

Risk Factors

You should carefully consider each of the following risks and uncertainties and all of the other information set forth in this Current Report on Form 8-K. These risks and uncertainties and other factors may affect forward-looking statements, including those we make in this Current Report on Form 8-K or elsewhere, such as in news releases or investor or analyst calls, meetings or presentations. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business. Any of these risks or uncertainties could cause our actual results to differ materially from our expectations and the expected results discussed in our forward-looking statements. You should not consider past results to be an indication of future performance.

If any of the following risks or uncertainties develops into actual events or if the circumstances described in the risks or uncertainties occur or continue to occur, these events or circumstances could have a material adverse effect on our business, cash flows, financial position or operating results. In that case, our stock price could decline materially, among other effects on us.

Effectiveness of our enterprise strategy, talent management and alignment of talent to our business needs and risks to our brand and reputation present overarching risks to our enterprise in 2018.

We expect to face significant business challenges and uncertainties in 2018. Effectiveness of our enterprise strategy, talent management and alignment of talent to our business needs and risks to our brand and reputation present overarching risks to our enterprise in 2018. There can be no assurance regarding the effectiveness of our enterprise strategy, our ability to manage and align our talent to our business needs or our ability to avoid harm to our brand and reputation. In addition, there can be no assurance that the CVS Health Transaction (as defined in Exhibit 99.1 to this Current Report on Form 8-K), U.S. government fiscal policy, repeal or other changes to the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010 (as amended, collectively, the “ACA”) or additional changes to the U.S. health care system will not require us to revise the ways in which we conduct business, put us at risk of loss of business or materially adversely affect our business, cash flows, financial position or operating results.

While we consider the foregoing to be the overarching risks we face in 2018, they are not the only material risks we face. We face numerous other challenges, as described elsewhere in this Current Report, including below in this “Risk Factors” discussion, and other unanticipated risks may develop.

Our enterprise strategy may not be an effective response to the changing dynamics in the health and related benefits industry, or we may not be able to implement our strategy and related strategic projects.

Our strategy includes effectively investing our capital and human resources in appropriate strategic projects, current operations and acquisitions to transform our business in response to the changing dynamics in the health and related benefits industry, including the evolution toward a direct-to-consumer marketing and operating model, the declining number of commercially insured people and the potential shift to a defined contribution model for health benefits. Our strategic projects include, among other things: significant investments in human and technology resources to expand our Consumer Health and Services product line, including to develop and expand our consumer business, and compete effectively in a direct-to-consumer marketplace; transforming our business model through consumer engagement, joint ventures, accountable care organizations (“ACOs”) and collaborative provider networks; optimizing our business platforms; managing certain significant technology projects; further improving relations with health care providers; negotiating contract changes with customers and providers; implementing other business process improvements; and participating in Private Exchanges and select small group Public Exchanges (collectively, “Insurance Exchanges”). Implementing our strategic initiatives will require significant investments of capital and human resources. Among other things, we will need to simultaneously acquire and develop new personnel, products and systems to serve existing and new customers with existing and new products, to expand our Consumer Health and Services product line, and to enhance our existing customer service, information technology, control and compliance processes and systems. The future performance of our businesses will depend in large part on our ability to design and implement our strategic initiatives, some of which will occur over several years. If these initiatives do not achieve their objectives, our operating results could be adversely affected.

Our enterprise strategy may not be an effective response to the changing dynamics in the health and related benefits industry, and we may fail to recognize and position ourselves to capitalize upon market opportunities. We may not have sufficient advance notice and resources to develop and effectively implement an alternative strategy. Competitors who develop a superior strategy, or more effectively implement their strategy, may develop capabilities, competitive advantages and competitive positions that are difficult to match or overcome.

We are dependent on our ability to recruit, retain and develop a very large and diverse workforce. We must transform our culture in order to successfully grow our business.

Our products and services and our operations require a large number of employees. Our success is dependent on our ability to transform our culture, align our talent with our business needs, engage our employees and inspire our employees to be open to change, to innovate and to maintain consumer-focus when delivering services to our customers. Our business would be adversely affected if we fail to adequately plan for succession of our executives and senior management; or if we fail to effectively recruit, integrate, retain and develop key talent and/or align our talent with our business needs, in light of the current rapidly changing environment. While we have succession plans in place and we have employment arrangements with a limited number of key executives, these do not guarantee that the services of these or suitable successor executives will continue to be available to us. In addition, as we expand internationally, we face the challenge of recruiting, integrating, educating, managing, retaining and developing a more culturally diverse workforce.

Our brand and reputation are two of our most important assets; negative public perception of the health and related benefits industry, or of the industry’s or our practices, can adversely affect our operating results.

The health and related benefits industry regularly is negatively perceived by the public and subject to negative publicity, including as a result of litigation against us and other industry participants, adverse media coverage, the ongoing public debate over the future of the ACA, proposed transactions in our industry (including the CVS Health Transaction and related litigation), governmental hearings and/or investigations and actual or perceived shortfalls regarding the industry’s or our own products and/or business practices (including insurance coverage determinations, withdrawing from participation in Public Exchanges and social media and other media relations activities). This risk may be increased as the federal government continues to consider alternatives to amend, repeal and/or replace the ACA (including Medicaid expansion) and as states seek to maintain, replace or repeal elements of the ACA such as Public Exchanges and Medicaid expansion within increasingly challenging budget constraints. This risk will increase further if we implement significant increases in premium rates to price for additional risk and/or expanded benefits resulting from, and fees, assessments and taxes imposed by, the federal and state governments as well as any acceleration in medical cost inflation. This risk also may be increased as states and the federal government continue to debate the ACA and implement any amendment, repeal or replacement of the ACA, as we continue to offer products that make greater use of data and products for people who are eligible for Medicare or Medicaid or dually eligible for Medicare and Medicaid and other products that are beyond those in our core Commercial business and as our business model becomes more focused on consumers and direct-to-consumer sales, including as a result of us developing and expanding our Consumer Health and Services product line, competing for sales on select Insurance Exchanges and withdrawing from participation on individual Public Exchanges. Significant reductions or interruptions in funding for government health programs we serve also may lead us to reduce our exposure to these programs, which could adversely affect our brand and reputation.

Negative public perception and/or publicity of the health and related benefits industry in general, or of us or our key vendors, brokers or product distribution networks in particular, can further increase our costs of doing business and adversely affect our operating results and our stock price by:

•	Adversely affecting our brand and reputation;

•	Adversely affecting our ability to market and sell our products and/or services and/or retain our existing customers and members;

•	Requiring us to change our products and/or services; and/or

•	Increasing or significantly changing the regulatory and legislative requirements with which we must comply.

Risks Relating to Our Proposed Acquisition by CVS Health

CVS Health’s acquisition of Aetna is subject to various closing conditions, including governmental, regulatory and shareholder and stockholder approvals as well as other uncertainties, and there can be no assurances as to whether and when it may be completed.

On December 3, 2017, we entered into an Agreement and Plan of Merger (which we refer to as the “CVS Merger Agreement”), with CVS Health Corporation (or “CVS Health”) and Hudson Merger Sub Corp. (or “Merger Sub”), a wholly owned subsidiary of CVS Health. Under the terms and subject to the conditions set forth in the CVS Merger Agreement, Merger Sub will merge with and into Aetna (the “Merger”). In the Merger, each of our outstanding common shares will be converted into the right to receive (i) $145 in cash without interest and (ii) 0.8378 shares of CVS Health common stock, subject to any required withholding taxes. On February 1, 2018, Aetna and CVS Health each received a request for additional information (also known as a “second request”) from the U.S. Department of Justice (the “DOJ”) in connection with the DOJ’s review of the transactions contemplated by the CVS Merger Agreement. The Merger is expected to close in the second half of 2018.

Completion of the Merger is subject to customary closing conditions, a number of which are not within our or CVS Health’s control, and it is possible that such conditions may prevent, delay or otherwise materially adversely affect the completion of the Merger. These conditions include, among other things, (i) approval and adoption of the CVS Merger Agreement by the holders of a majority of our outstanding common shares, (ii) approval of the issuance of CVS Health common stock in the Merger by a majority of votes cast by CVS Health stockholders, (iii) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the receipt of necessary approvals under state insurance and healthcare laws and regulations and pursuant to certain licenses of certain of our subsidiaries, (iv) the absence of legal restraints and prohibitions on the completion of the Merger, (v) the effectiveness of the registration statement in respect of the CVS Health common stock to be issued in the Merger, (vi) listing of the CVS Health common stock to be issued in the Merger on the New York Stock Exchange, (vii) subject to the relevant standards set forth in the CVS Merger Agreement, the accuracy of the representations and warranties made by each party, (viii) material compliance by each party with its covenants in the CVS Merger Agreement, and (ix) no “Company Material Adverse Effect” with respect to us and no “Parent Material Adverse Effect” with respect to CVS Health, in each case since the execution of and as defined in the CVS Merger Agreement. In addition, CVS Health’s obligation to complete the Merger is subject to the condition that the required regulatory approvals do not impose any condition that, individually or in the aggregate, would reasonably be expected to have a “Regulatory Material Adverse Effect” (as such term is defined in the CVS Merger Agreement). We cannot predict with certainty whether and when any of the required closing conditions will be satisfied or if another uncertainty may arise.

Negative public perception and/or publicity of the health and related benefits industry in general, or us or CVS Health or one of our respective key vendors, brokers or product distribution networks in particular, may delay and/or make it more difficult to obtain the required regulatory approvals and clearances necessary to complete the Merger. If the Merger does not receive, or timely receive, the required regulatory approvals and clearances, or if any regulatory agencies impose certain conditions relating to the required regulatory approvals that would reasonably be expected to have a “Regulatory Material Adverse Effect”, or if an event occurs that delays or prevents the Merger, such failure or delay to complete the Merger may cause uncertainty or other negative consequences that may materially and adversely affect our operating results, financial position and/or cash flows and/or our stock price.

The CVS Merger Agreement limits our ability to pursue alternative transactions to the pending Merger.

The CVS Merger Agreement restricts us from initiating, soliciting, knowingly encouraging, knowingly facilitating or entering into discussions or negotiations with any third party regarding alternative acquisition proposals. This restriction limits our ability to affirmatively seek offers from other possible acquirers that may be superior to the pending Merger, although we are permitted, subject to compliance with certain procedures specified in the CVS Merger Agreement, to respond to certain unsolicited proposals from third parties to allow our Board of Directors to comply with its fiduciary duties. If we receive an unsolicited proposal from a third party that our Board of Directors determines is a superior proposal (as defined in the CVS Merger Agreement), our Board of Directors may withdraw or otherwise change its recommendation of the Merger. If our Board of Directors withdraws or otherwise changes its recommendation of the Merger, or if we materially breach our obligation not to solicit alternative acquisition proposals, CVS Health may terminate the CVS Merger Agreement and we would be contractually obligated to pay a termination fee of $2.1 billion to CVS Health. This termination fee may make it less likely that a third party will make an alternative acquisition proposal for us.

The number of shares of CVS Health common stock that our shareholders will receive in the Merger is based on a fixed exchange ratio. Because the market price of CVS Health’s common stock has fluctuated and will continue to fluctuate, our shareholders cannot be certain of the value of the portion of the merger consideration to be paid in CVS Health common stock.

Upon completion of the Merger, each of our outstanding common shares will be converted into the right to receive (i) $145 in cash without interest and (ii) 0.8378 shares of CVS Health common stock, subject to any required withholding taxes. The exchange ratio for determining the number of shares of CVS Health common stock that our shareholders will receive in the Merger is fixed and will not be adjusted for changes in the market price of CVS

Health’s common stock, which will likely fluctuate before and after the completion of the Merger. Fluctuations in the value of CVS Health’s common stock could result from changes in the business, operations or prospects of CVS Health and/or us prior to or following the closing of the Merger, regulatory considerations, general market and economic conditions and other factors both within and beyond the control of us or CVS Health. In addition, the Merger is expected to be completed a considerable amount of time after the date of our special meeting of shareholders to consider and vote on the approval and adoption of the CVS Merger Agreement. As such, at the time of our special meeting of shareholders to consider and vote on the approval and adoption of the CVS Merger Agreement, our shareholders will not know or be able to determine the value of the CVS Health share consideration that they will receive in the Merger for each of our common shares.

While the Merger is pending, we are subject to business uncertainties and contractual restrictions that could materially adversely affect our operating results, financial position and/or cash flows or result in a loss of employees, customers, members, providers or suppliers.

The CVS Merger Agreement includes restrictions on the conduct of our business prior to the completion of the Merger or termination of the CVS Merger Agreement, generally requiring us to conduct our business in the ordinary course and subjecting us to a variety of specified limitations absent CVS Health’s prior written consent. We may find that these and other contractual restrictions in the CVS Merger Agreement delay or prevent us from responding, or limit our ability to respond, effectively to competitive pressures, industry developments and future business opportunities that may arise during such period, even if our management believes they may be advisable. The pendency of the proposed Merger may also divert management’s attention and our resources from ongoing business and operations.

Our employees, customers, members, providers and suppliers may experience uncertainties about the effects of the Merger. In connection with the pending Merger, it is possible that some customers, members, providers, suppliers and other parties with whom we have a business relationship may delay or defer certain business decisions or might decide to seek to terminate, change or renegotiate their relationship with us as a result of the Merger. Similarly, current and prospective employees may experience uncertainty about their future roles with us following completion of the Merger, which may materially adversely affect our ability to attract and retain key employees. If any of these effects were to occur, it could materially and adversely impact our operating results, financial position and/or cash flows and/or our stock price.

If the CVS Merger Agreement is terminated, we may, under certain circumstances, be obligated to pay a termination fee to CVS Health.

If the CVS Merger Agreement is terminated, in certain circumstances, we would be required to pay a termination fee of $2.1 billion to CVS Health. If the CVS Merger Agreement is terminated under such circumstances, the termination fee we may be required to pay under the CVS Merger Agreement may require us to use available cash that would have otherwise been available for general corporate purposes and other matters.

Failure to complete the Merger could negatively impact our stock and/or bond prices, operating results, financial position and/or cash flows.

If the Merger is not completed for any reason, our ongoing businesses may be materially and adversely affected, and we will not have realized any of the potential benefits of having completed the transaction, and we will be subject to a number of risks, including the following:

•	we may experience negative reactions from the financial markets, including negative impacts on our stock and bond prices, and from our customers, vendors, regulators and employees;

•	matters relating to the pending Merger (including integration planning) may require substantial commitments of time and resources by our management, which could otherwise have been devoted to other opportunities that may have been beneficial to us;

•	the CVS Merger Agreement includes restrictions on the conduct of our business prior to the completion of the Merger or termination of the CVS Merger Agreement, generally requiring us to conduct our business in the ordinary course and subjecting us to a variety of specified limitations absent CVS Health’s prior written consent. We may find that these and other contractual restrictions in the CVS Merger Agreement delay or prevent us from responding, or limit our ability to respond, effectively to competitive pressures, industry developments and future business opportunities that may arise during such period, even if our management believes they may be advisable. The pendency of the proposed Merger may also divert management’s attention and our resources from ongoing business and operations;

•	we may be required to pay a $2.1 billion termination fee to CVS Health and would have incurred expenses relating to the Merger;

•	we also could be subject to litigation related to our failure to complete the Merger or to perform our obligations under the CVS Merger Agreement; and

•	matters relating to the pending acquisition (including integration planning) will require substantial commitments of time and resources by our management, which would otherwise have been devoted to day-to-day operations and other opportunities that may have been beneficial to us as an independent company.

There can be no assurance that the risks described above will not materialize. If any of those risks materialize, they may materially and adversely affect our businesses, financial position, operating results and stock and/or bond prices.

In addition, we could be subject to litigation related to any failure to complete the proposed acquisition or related to any enforcement proceeding to specifically enforce our performance of our obligations under the CVS Merger Agreement. If the proposed acquisition is not completed, these risks may materialize and may materially and adversely affect our businesses, financial position, operating results and stock and/or bond prices.

If the Merger is not completed, these risks may materially and adversely affect our operating results, financial position and/or cash flows and/or our stock price.

Lawsuits have been filed against Aetna and our board of directors and CVS Health and its board of directors, and other lawsuits may be filed against Aetna, CVS Health and/or their respective boards of directors challenging the CVS Health Transaction. An adverse ruling in any such lawsuit may prevent the CVS Health Transaction from being completed.

As of February 22, 2018, seven complaints had been filed by purported Aetna shareholders challenging the CVS Health Transaction. The first, a putative class action complaint, was filed by Olivier Miramond in the United States District Court for the District of Connecticut and is captioned Miramond v. Aetna, Inc., et al. The second complaint, filed in the United States District Court for the District of Connecticut by Shiva Stein individually, is captioned Stein v. Aetna, Inc., et al. The third complaint, a putative class action, was filed by Robert Freedman in the United States District Court for the Eastern District of Pennsylvania and is captioned Freedman v. Aetna, Inc., et al. The fourth complaint, filed in the United States District Court for the District of Connecticut by Luan Pham individually, is captioned Pham v. Aetna, Inc., et al. The fifth complaint, filed in the United States District Court for the Eastern District of Pennsylvania by Vladimir Gusinsky Rev. Trust individually, is captioned Vladimir Gusinsky Rev. Trust v.

Aetna Inc. et al. The sixth complaint, a putative class action complaint, was filed by Dr. Eli Inzlicht-Sprei in the United States District Court for the District of Connecticut and is captioned Inzlicht-Sprei v. Aetna, Inc., et al. The seventh complaint, a putative class action complaint, was filed by Joel Rosenfeld in the United States District Court for the District of Connecticut and is captioned Rosenfeld v. Aetna, Inc. et al. The complaints name as defendants Aetna and each member of our board of directors. In addition, the Vladimir Gusinsky Rev. Trust complaint names CVS Health and Merger Sub as defendants. The complaints generally allege, among other things, that the merger consideration in the CVS Health Transaction is unfair, inadequate and undervalues Aetna; that the defendants failed to conduct a fair and reasonable sales process; that the CVS Merger Agreement’s deal protection provisions improperly deter other suitors from submitting a superior offer for Aetna; that our board of directors and executive officers are conflicted because they have secured unique benefits for themselves from the CVS Health Transaction not available to Aetna shareholders generally; and that the defendants authorized the filing of a materially incomplete and misleading registration statement. Among other remedies, the complaints seek to enjoin (a) the special meeting of our shareholders with respect to the CVS Health Transaction and (b) the closing of the Merger, as well as costs and attorneys’ fees. Defendants believe that the complaints are without merit.

As of February 22, 2018, one complaint has been filed by a purported CVS Health stockholder challenging the CVS Health Transaction. A putative class action complaint was filed by Ken Gawrych in Providence County, Rhode Island Superior Court. The case is captioned Gawrych v. Merlo et al. The complaint names as defendants CVS Health and each member of its board of directors. The complaint generally alleges, among other things, that CVS Health’s acquisition of Aetna is not in the best interests of CVS Health stockholders because the consideration being paid by CVS Health is excessive, that the members of CVS Health’s board of directors were motivated to enter into the transaction by their own self-interest, and that CVS Health’s financial advisors were conflicted. The complaint asserts claims for breach of fiduciary duty and failure to disclose certain material information relating to the CVS Health Transaction. Among other remedies, the complaint seeks certification of a stockholder class, declaratory and injunctive relief, and unspecified monetary damages.

Additional lawsuits arising out of or relating to the CVS Merger Agreement, the Merger and/or the CVS Health Transaction may be filed in the future.

One of the conditions to completion of the Merger is the absence of any applicable law (including any order) being in effect that prohibits completion of the Merger. Accordingly, if a plaintiff is successful in obtaining an order prohibiting completion of the Merger, then such order may prevent the Merger from being completed, or from being completed within the expected timeframe.

Additional information on these risks

Additional information concerning these risks, uncertainties and assumptions can be found in the section entitled “Risk Factors” beginning on page 62 of our joint proxy statement/prospectus filed February 9, 2018 with the SEC.

Risks relating to CVS Health.

Following completion of the Merger, Aetna will also be subject to the risks described in Part I, Item 1A of CVS Health’s Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on February 14, 2018, incorporated by reference into this Current Report on Form 8-K.

Changes in Public Policy and Other Legal and Regulatory Risks

We are subject to potential changes in public policy (in respect of the ACA or otherwise) that can adversely affect the markets for our products and services and our business, operations and operating results.

The political environment in which we operate remains uncertain, including as a result of the current U.S. presidential administration and the control of the U.S. Congress by a single political party. It is reasonably possible that our business operations and operating results could be materially adversely affected by public policy changes at the federal or state level, which include amendment, repeal or replacement of the ACA but also extend to many other public policy initiatives. Such changes may present us with new financial and other challenges, which may, for example, cause membership in our health plans to decrease or make doing business in particular states less attractive. If we fail to adequately respond to such changes, including by implementing effective operational and strategic initiatives, or do not do so as effectively as our competitors, our business, operations and operating results may be materially adversely affected.

In addition to efforts to amend, repeal or replace the ACA and related regulations, we expect the federal and state governments to continue to enact and seriously consider many broad-based legislative and regulatory proposals that will or could materially impact various aspects of the health care and related benefits system and our business. At the federal level these proposals include changes in the funding levels and/or design of federally-supported benefit programs, changes in payment methodologies for health plans and/or providers under Medicare and substantial change in the regulations governing our business. At the state level, these proposals include mandating pharmacy benefits; expanded provider network requirements; significant new fees, assessments and taxes on payors, including in response to reduced federal funding or other state budgetary pressures; mandating lower out of pocket costs for members; and raising Medicaid minimum MLR thresholds above 85%, instituting profit caps on Medicaid contracts and changing the designs of state Medicaid programs. The federal and many state governments also are considering changes in the interpretation, enforcement and/or application of existing programs, laws and regulations, including substantial changes to federal funding of state Medicaid programs. At the state level, all 50 U.S. states and the District of Columbia will hold regular legislative sessions in 2018. In 2017, state legislatures focused on state budgets and taxes (including new assessments on health care premiums), stabilizing the health insurance marketplace, provider network composition and provider directory accuracy requirements, pharmacy benefit and drug coverage requirements, Medicaid reforms, “surprise” billing of members and health care delivery system transformation. We expect state legislatures to focus on these issues again in 2018, as well as the adverse impact of actual or expected changes to the ACA and other federal programs on state citizens, programs and budgets.

We cannot predict the enactment or content of new legislation and regulations or changes to existing laws or regulations or their enforcement, interpretation or application, or the effect they will have on our business operations or operating results, which could be materially adverse. Even if we could predict such matters, it is not possible to eliminate the adverse impact of public policy changes that would fundamentally change the dynamics of our industry. Examples of such change include: the federal or one or more state governments fundamentally restructuring or reducing the funding available for Medicare, Medicaid, dual eligible or dual eligible special needs plan programs, changing the tax treatment of health or related benefits, or repealing or otherwise significantly altering the ACA. The likelihood of adverse changes is increasing due to state and federal budgetary pressures, and our business and operating results could be materially and adversely affected by such changes, even if we correctly predict their occurrence. For more information on these matters, refer to “Regulatory Environment” included in Exhibit 99.1 to this Current Report on Form 8-K.

The ACA may be amended, repealed or replaced. If the ACA is not amended, repealed or replaced, certain aspects of the ACA as currently enacted have yet to take full effect, are unclear, or are subject to effective amendment through the implementation process, making their practical effects difficult to predict. Our business and operating results may be materially and adversely affected by the ACA and/or changes to the ACA even if we correctly predict their effects.

If the ACA is not amended, repealed or replaced, certain of its components will continue to be phased in until 2022. Potential repeal of the ACA, ongoing legislative, regulatory and administrative policy changes to the ACA, the results of congressional and state level elections, pending litigation challenging aspects of the law or funding for the law and federal budget negotiations continue to create uncertainty about the ultimate impact of the ACA. Examples of recent administrative policy, legislative and regulatory changes include: the January 2018 suspension of the HIF for 2019 and delay of the “Cadillac” tax on high-cost employer sponsored health coverage until 2022; the December 2017 Tax Cuts and Jobs Act of 2017 (the “TCJA”), which repealed the ACA’s individual mandate and related penalties; the January 20, 2017 and October 12, 2017 executive orders relating to the ACA; the federal government’s October 2017 curtailment of payments related to the Cost-Sharing Subsidy Program; the November 2016 HHS announcement that risk corridor collections for the 2015 program year would be applied first to amounts owed to plans for the 2014 program year; and the May 2016 final regulations relating to the ACA’s non-discrimination requirements.

It may be particularly challenging for us to include all of our portion of the industry-wide $14.3 billion 2018 HIF in our premium rates beginning with 2017 medical customer renewals that have member months in 2018 because of the temporary suspension of the HIF for 2017 or in our premium rates for other years following a year for which the HIF is suspended.

The pending litigation challenging the ACA includes challenges by various states of the federal government’s decision to curtail payments related to the Cost-Sharing Subsidy Program. The time frame for conclusion, final outcome and ultimate impact of this litigation are uncertain.

While most of the significant aspects of the ACA became effective during or prior to 2014, as currently enacted, certain components of the ACA will continue to be phased in through 2022. In addition, parts of the ACA continue to evolve through the promulgation of executive orders, regulations and guidance. Additional changes to the ACA and those regulations and guidance at the federal and/or state level are likely, and those changes are likely to be significant. Growing state and federal budgetary pressures make it more likely that any changes, including changes at the state level in response to repeal or replacement of or changes to the ACA and/or changes in the funding levels and/or payment mechanisms of federally supported benefit programs, will be adverse to us.

Accordingly, even in the absence of any amendment or repeal, many of the specific aspects and impacts of the ACA as currently enacted will not be known for several years, and given the inherent difficulty of foreseeing how individuals and businesses will respond to the choices afforded to them by the ACA, we cannot predict the full effect of the ACA or the impact of future changes to the ACA on us. Further, even if we correctly predict how parts of the ACA will develop or change and affect us, our business and operating results may still be materially and adversely affected. For example, we anticipate that some aspects of the ACA and other existing measures and new measures, if enacted, could materially adversely affect our Health Care and/or Group Insurance operations and/or operating results by, among other things:

•	Reducing our ability to obtain adequate premium rates for the risk we assume (including denial of or delays in obtaining regulatory approval for and implementation of those rates);

•	Significantly reducing the level or changing the design of Medicare and/or Medicaid program payments;

•	Restricting our ability to price for the risk we assume and/or reflect reasonable costs or profits in our pricing, and/or limiting the level of margin we can earn, including by mandating minimum medical loss ratios;

•	Reducing our ability to manage health care or other benefit costs (including by mandating benefits, restricting our ability to manage our provider network and/or capping member cost sharing or otherwise limiting members’ financial responsibility for health care or other covered services they utilize and thus increasing our medical costs);

•	Increasing health care or other benefit costs and operating expenses (including duplicate expenses resulting from changes in regulations during implementation);

•	Increasing our exposure to lawsuits and other adverse legal proceedings;

•	Adversely affecting our product mix;

•	Imposing new or increasing existing taxes and financial assessments; and/or

•	Increasing the general and administrative expenses of our Group Insurance business relative to its competitors.

Legislative and regulatory changes could create significant challenges to our Medicare Advantage and Medicare Part D Prescription Drug Program (“PDP”) revenues and operating results, and proposed changes to these programs could create significant additional challenges. Starting in 2017, federal funding for Medicaid expansion has decreased. Entitlement program reform, if it occurs, could have a material adverse effect on our business, operations or operating results.

From time to time the federal government alters the level of funding for government health care programs, including Medicare. Under the Budget Control Act of 2011 (the “BCA”) and the American Taxpayer Relief Act of 2012 (the “ATRA”), significant, automatic across-the-board budget cuts (known as sequestration) to several federal government programs started in March 2013. These include Medicare spending cuts of up to 2% of total program costs per year through 2024. The ATRA also contained additional reductions to Medicare reimbursements to health plans that commenced in April 2013 and eliminated funding for certain ACA programs. These reductions could adversely affect us, our customers and our providers.

Medicare Advantage payment rates to health plans have been cut over the last several years, with additional reductions to be phased in through 2018. The Centers for Medicare & Medicaid Services (“CMS”) issued its final notice detailing final Medicare Advantage benchmark payment rates for 2018 (the “Final Notice”) in April 2017. Overall, we project the benchmark rates in the Final Notice will increase funding for our Medicare Advantage business, excluding the impact of coding trend, by less than 1 percent in 2018 compared to 2017. This 2018 rate increase only slightly offsets the challenge we face from the impact of the increasing cost of medical care (including prescription medications), the HIF and CMS local and national coverage decisions that require us to pay for services and supplies that are not factored into our bids and creates continued pressure on the Medicare Advantage program and our Medicare Advantage operating results. We cannot predict future Medicare funding levels, the impact of future federal budget actions or ensure that such changes or actions will not have an adverse effect on our Medicare operating results.

In addition, the “star ratings” from CMS for our Medicare Advantage plans will continue to have a significant effect on our plans’ operating results. Since 2015, only Medicare Advantage plans with a star rating of four or higher (out of five) are eligible for a quality bonus in their basic premium rates. CMS continues to change its rating system to make achieving and maintaining a four or higher star rating more difficult. Our star ratings and past performance scores are adversely affected by compliance issues that arise in our Medicare operations, such as our distribution of inaccurate information regarding which pharmacies were part of our Medicare network and related $1 million civil monetary penalty in 2015, notices of non-compliance and warning letters in 2016 and notices of non-compliance in 2017. During 2017, our star ratings resulted in additional revenue of approximately $760 million, inclusive of bonus payments and rebates. If our star ratings fall below 4 for a significant portion of our Medicare Advantage membership or do not match the performance of our competitors or the star rating quality bonuses are reduced or eliminated, our revenues and operating results may be significantly adversely affected.

In April 2016, CMS issued a final rule that overhauls the entire Medicaid managed care delivery system. The final rule represented the first update to Medicaid managed care regulations since 2002. Among other things the final rule required Medicaid managed care products to have a minimum MLR of 85%; established a Medicaid managed care quality rating system; and established provider network adequacy requirements. The minimum MLR requirements became effective in 2017.

Federal funding for expanded Medicaid coverage began to decrease in 2017. This reduction is causing states to re-evaluate funding for their Medicaid expansions. That re-evaluation may adversely affect Medicaid payment rates, our Medicaid membership in those states, our revenues, our Government medical benefit ratio and our operating results.

We anticipate debate concerning entitlement program reform in 2018, particularly over the federal government’s funding of the Medicaid program and potential changes to the Medicare program. If entitlement program reform occurs, it could have a material adverse effect on our business, operations or operating results, particularly on our Medicare and/or Medicaid revenues, medical benefit ratios and operating results.

We may not be able to obtain adequate premium rate increases, which would have an adverse effect on our revenues, medical benefit ratios and operating results and could magnify the adverse impact of increases in health care and other benefit costs and of ACA assessments, fees and taxes.

Premium rates generally must be filed with state insurance regulators and are subject to their approval, which creates risk for us in the current political and regulatory environment. The ACA generally requires a review by HHS in conjunction with state regulators of premium rate increases of 10% or more (or another state-specific threshold set by states determined by HHS to have adequate processes). Rate reviews can magnify the adverse impact on our operating margins and operating results of increases in health care and other benefit costs, increased utilization of covered services, and ACA assessments, fees and taxes, by restricting our ability to reflect these increases and/or these assessments, fees and taxes in our pricing. The risk of increases in utilization of medical and/or other covered services and/or in health care and other benefit costs is particularly acute during and following periods when utilization has been below recent historical levels, during periods of changing economic conditions and/or employment levels and in products where there is significant turnover in our membership each year. Further, our ability to reflect ACA assessments, fees and taxes in our Medicare rates is limited. Similarly, our ability to reflect them in our Medicaid and/or CHIP premium rates is limited due, among other things, to the budgetary pressures currently facing many state governments. This could magnify the adverse impact on our operating margins and operating results of increases in utilization of medical and other covered services, health care and other benefit costs and/or medical cost trends that exceed our projections.

Since 2013, HHS has issued determinations to health plans that their rate increases were “unreasonable,” and we continue to experience challenges to appropriate premium rate increases in certain states. Regulators or legislatures in a number of states have implemented or are considering limits on premium rate increases, either by enforcing existing legal requirements more stringently or proposing different regulatory standards. Regulators or legislatures in a number of states also have conducted hearings on proposed premium rate increases, which can result, in some instances have resulted, in substantial delays in implementing proposed rate increases even if they ultimately are approved. Our plans can be excluded from participating in small group Public Exchanges if they are deemed to have a history of “unreasonable” rate increases. We requested significant increases in our premium rates in our small group Health Care business for 2018 and expect to continue to request significant increases in those rates for 2019 and beyond in order to adequately price for projected medical cost trends, required expansions of coverage and significant assessments, fees and taxes imposed by the federal and state governments, including the ACA. Our rates also must be adequate to reflect the risk that our products will be selected by people with a higher risk profile or utilization rate than the pool of participants we anticipated when we established the pricing for the applicable products (also known as “adverse selection”) in our products, particularly in small group products, which we expect to continue and potentially worsen in 2018 following the expiration of the ACA’s risk corridor and reinsurance programs at the end of 2016. These significant rate increases heighten the risks of adverse public and regulatory reaction and adverse selection and the likelihood that our requested premium rate increases will be denied, reduced or delayed, which could lead to operating margin compression.

We anticipate continued regulatory and legislative action to increase regulation of premium rates in our Insured business. We may not be able to obtain rates that are actuarially justified or that are sufficient to make our policies profitable in any product line or geography. If we are unable to obtain adequate rates and/or rate increases, it could materially and adversely affect our operating margins and our ability to earn adequate returns on Insured business in one or more states or cause us to withdraw from certain geographies and/or products.

Minimum MLR rebate requirements limit the level of margin we can earn in our Commercial Insured, Medicare Insured and Medicaid Insured businesses while leaving us exposed to higher than expected medical costs. Challenges to our minimum MLR rebate methodology and/or reports could adversely affect our operating results.

The ACA requires us to pay minimum MLR rebates each year with respect to prior years, and we expect the lower federal income tax rate enacted by the TCJA to increase the minimum MLR rebates we pay for 2018. The ACA’s minimum MLR rebate requirements limit the level of margin we can earn in our Commercial Insured and Medicare Insured businesses. CMS minimum MLR rebate regulations limit the level of margin we can earn in our Medicaid Insured business. Minimum MLR rebate requirements leave us exposed to medical costs that are higher than those reflected in our pricing. Refer to “Revenue Recognition” in Note 2 “Summary of Significant Accounting Policies” to our audited consolidated financial statements for the three-year period ended December 31, 2017 included in Exhibit 99.1 of CVS Health Corporation’s Current Report on Form 8-K filed on February 28, 2018 for more information. Certain portions of our Medicaid and Federal Employees Health Benefits (“FEHB”) program business are subject to minimum MLR rebate requirements in addition to but separate from those imposed by the ACA. The process supporting the management and determination of the amount of MLR rebates payable is complex and requires judgment, and the minimum MLR reporting requirements are detailed. Federal and state auditors are challenging our Commercial business’ compliance with the ACA’s minimum MLR requirements, and our Medicare and Medicaid contracts also are subject to minimum MLR audits. If a Medicare Advantage or Medicare Part D contract pays minimum MLR rebates for three consecutive years, it will become ineligible to participate in open enrollment. If a Medicare Advantage or Medicare Part D contract pays such rebates for five consecutive years, it will be terminated by CMS. Federal auditors also are challenging our FEHB plans’ compliance with the Office of Personnel Management’s (“OPM’s”) FEHB program specific minimum MLR requirements. Additional challenges to our methodology and/or reports relating to minimum MLR and related rebates by federal and state regulators and private litigants are reasonably possible. The outcome of these audits and additional challenges could adversely affect our operating results.

Additionally, we are required to pay minimum MLR rebates in a number of states in which we offer Medicaid coverage. In 2018, there also are pending proposals in a number of states to raise Medicaid minimum MLR thresholds above 85% and/or institute profit caps on state Medicaid contracts. These rebates and proposals are not required by the ACA; they are mandated by our Medicaid contracts or applicable state laws or regulations.

We may be subject to regulatory actions or suffer brand and reputational harm if we do not or cannot adequately implement any amendment, repeal or replacement of the ACA and/or related legislation or regulations, which may have a material adverse effect on our business.

We expect to continue to dedicate significant resources and incur significant expenses to comply with the ACA as currently enacted and implement and comply with any amendment, repeal or replacement of the ACA and/or related legislation or regulations at both the state and federal level, including implementing as well as complying with future legislation and regulations that will provide guidance on and clarification of and changes to significant parts of the legislation. If we fail to effectively implement or comply with the ACA and changes to, or repeal or replacement of, the ACA and/or related legislation or regulations and our related operational and strategic initiatives, or do not do so as effectively as our competitors, our business, operating results, brand and reputation may be materially adversely affected, we may lose customers and we may be subject to penalties, sanctions or other regulatory actions.

If we are unable to include the significant assessments, fees and taxes imposed on us by the ACA or otherwise by federal or state governments in our premiums and fees or otherwise adjust our business model to solve for them, our operating results, financial position and/or cash flows would be materially and adversely affected. The inclusion of these assessments, fees and taxes in our premiums also could adversely affect our ability to grow and/or maintain our medical membership.

The ACA imposes significant assessments, fees and taxes on us and other health insurers, health plans and other industry participants. There is some uncertainty whether we will be able to include all of these assessments, fees and taxes in our premium rates. It may be particularly challenging for us to include all of our portion of the industry-wide $14.3 billion 2018 HIF in our premium rates beginning with 2017 medical customer renewals that have member months in 2018 because of the temporary suspension of the HIF for 2017. The January 2018 suspension of the HIF for 2019 creates similar challenges for 2019 and 2020. Our ability to reflect the ACA assessments, fees and taxes in our Medicare rates is limited. Similarly, our ability to reflect them in our Medicaid and CHIP rates is limited due, among other things, to the budgetary pressures currently facing many state governments.

We cannot predict the nature or extent of any new or increased federal or state assessments, fees or taxes associated with changes in the ACA or state actions in 2018 or thereafter. Those new or increased assessments, fees or taxes may be significant. If we are unable to include assessments, fees and taxes in our premiums and fees or otherwise adjust our business model to solve for them, these assessments, fees and taxes could have a material adverse effect on our operating results, financial position and/or cash flows. The increases in our prices caused by including all of these assessments, fees and taxes in our premiums and fees also could adversely affect our ability to profitably grow and/or maintain our medical membership, for example, if our competitors do not seek to include all or a significant portion of these assessments, fees and taxes in their premiums or fees.

Our business activities are highly regulated. Our Medicare, Medicaid, dual eligible, dual eligible special needs plan, specialty and home delivery pharmacy, small group and certain other products are subject to particularly extensive and complex regulations. If we fail to comply with applicable laws and regulations, we could be subject to significant adverse regulatory actions or suffer brand and reputational harm which may have a material adverse effect on our business. Compliance with existing and future laws, regulations and/or judicial decisions may reduce our profitability and limit our growth.

Our business is subject to extensive regulation and oversight by state, federal and international governmental authorities. The laws and regulations governing our operations and interpretations of those laws and regulations are increasing in number and complexity, change frequently (as evidenced by amendments to, and possible repeal or replacement of, the ACA and the continuing administrative changes in, and pending litigation regarding, the implementation of the ACA as well as other new federal and state laws and regulations), and can be inconsistent or conflicting. In general, these laws and regulations are designed to benefit and protect members and providers rather than us or our investors. In addition, the governmental authorities that administer our business have broad latitude to make, interpret and enforce the laws and regulations that govern us and continue to interpret and enforce those laws and regulations more strictly and more aggressively each year.

Our Medicare, Medicaid, dual eligible, dual eligible special needs plan, specialty and home delivery pharmacy and small group products are more highly regulated than our other Health Care products. The laws and regulations governing participation in Medicare, Medicaid, dual eligible and dual eligible special needs plan programs are complex, are subject to interpretation and can expose us to penalties for non-compliance, including penalties under the federal false claims act (the “False Claims Act”) and state false claims acts. In addition, the ACA may have expanded the jurisdiction of, and our exposure to, the False Claims Act to products that are sold on Public Exchanges or otherwise subject to the ACA. The scope of the practices and activities that are prohibited by federal and state false claims acts is the subject of pending litigation. Claims under federal and state false claims acts can be brought by the government or by private individuals on behalf of the government through a qui tam or “whistleblower” suit. If we are convicted of fraud or other criminal conduct in the performance of a health program or if there is an adverse decision against us under the False Claims Act, we may be temporarily or permanently suspended from participating in government health care programs, including Medicare, Medicaid, dual eligible and dual eligible special needs plan programs, and we also may be required to pay significant fines and/or other monetary penalties.

If we fail to comply with laws and regulations that apply to government programs, we could be subject to criminal fines, civil penalties, premium refunds, prohibitions on marketing or active or passive enrollment of members, corrective actions, termination of our contracts or other sanctions which could have a material adverse effect on our ability to participate in Medicare, Medicaid, dual eligible, dual eligible special needs plan and other programs, cash flows, financial position and operating results. For example, CMS assessed a civil monetary penalty of $1 million against us in 2015 for distributing inaccurate information regarding which pharmacies were part of our Medicare network. Also, from April 2010 through June 2011, we were subject to intermediate sanctions that CMS imposed on us that required us to suspend the enrollment of and marketing to new members of all Aetna Medicare Advantage and PDP contracts. As a result of these sanctions, our 2011 Medicare membership and operating results were adversely affected because we did not participate in the annual enrollment process for 2011 and were not again eligible to receive automatic assignments of low income subsidy PDP members from CMS until September 2012.

Our products providing pharmacy benefit management (“PBM”) and specialty and home delivery pharmacy services are subject to:

•	The risks inherent in the dispensing, packaging and distribution of pharmaceuticals and other health care products, including claims related to purported dispensing and other operational errors (any failure by us or one of our PBM services suppliers to adhere to the laws and regulations applicable to the dispensing of pharmaceuticals could subject our PBM and/or pharmacy subsidiaries to civil and criminal penalties).

•	Federal and state anti-kickback and other laws that govern our relationship with pharmaceutical manufacturers, customers and consumers.

•	Compliance requirements under the Employee Retirement Income Security Act of 1974 (“ERISA”), including fiduciary obligations in connection with the development and implementation of items such as drug formularies and preferred drug listings.

•	Federal and state legislative proposals and/or regulatory activity that could adversely affect pharmacy benefit industry practices, including the management and breadth of provider networks, the regulation of the development and use of drug formularies (such as the 2014 regulatory activity requiring us and certain other payors to place certain high cost drugs in preferred positions in our drug formularies) and/or maximum allowable cost list pricing, legislation, regulations or regulatory activity increasing the regulation of prescription drug pricing, imposing additional rights to access to drugs for individuals enrolled in health care benefit plans or reducing the cost of such drugs to those individuals, the receipt or required disclosure of rebates from pharmaceutical manufacturers, and restrictions on the use of average wholesale prices.

Our business, profitability and growth also may be adversely affected by (i) judicial and regulatory decisions that change and/or expand the interpretations of existing statutes and regulations, impose medical or bad faith liability, increase our responsibilities under ERISA or the remedies available under ERISA, or reduce the scope of ERISA pre-emption of state law claims or (ii) other legislation and regulations, including new legislation or regulations that apply to Private Exchanges. For more information regarding these matters, refer to “Regulatory Environment” included in Exhibit 99.1 to this Current Report on Form 8-K and “Litigation and Regulatory Proceedings” in Note 17 “Commitments and Contingencies” to our audited consolidated financial statements for the three-year period ended December 31, 2017 included in Exhibit 99.1 to CVS Health Corporation’s Current Report on Form 8-K filed on February 28, 2018.

We frequently are subject to regular and special governmental audits, investigations and reviews that could result in changes to our business practices, and also could result in material refunds, fines, penalties, civil liabilities, criminal liabilities and other sanctions.

As one of the largest national health and related benefits providers, we frequently are subject to regular and special governmental market conduct and other audits, investigations and reviews by, and we receive subpoenas and other requests for information from, various federal and state agencies, regulatory authorities, attorneys general, committees, subcommittees and members of the U.S. Congress and other state, federal and international governmental authorities. For example, we have produced documents and information to the Civil Division of the DOJ in cooperation with a current investigation of our patient chart review processes in connection with risk adjustment data submissions under Parts C and D of the Medicare program. Several such audits, investigations and reviews currently are pending, some of which may be resolved in 2018, and the results of which may be adverse to us.

There continues to be a heightened level of review and/or audit by federal, state and international regulators of the health and related benefits industry’s business and reporting practices, including premium rate increases, provider network adequacy, provider network directories, pharmacy formulary tiering, pharmacy network structures, utilization management and payment of providers with whom the payor does not have a contract and other health benefit plan and life insurance claim payment practices. In addition, a significant number of states are investigating life insurers’ and health insurers’ claims payment and related escheat practices. These investigations have resulted in significant charges to earnings by life insurers in connection with related settlement agreements. We have received requests for information from a number of states, and certain of our subsidiaries are being audited, with respect to our life insurance and health insurance claim payment and related escheat practices. Given the judicial, legislative and regulatory uncertainty with respect to life insurance and health insurance claim payment and related escheat practices, it is reasonably possible that we may incur additional liability related to those practices, whether as a result of changes in our business practices, litigation, government actions or otherwise, which could adversely affect our operating results and cash flows. For additional information on these life insurance matters, refer to “Regulatory Environment—Life and Disability Insurance” included in Exhibit 99.1 to this Current Report on Form 8-K.

Federal and state governments have made investigating and prosecuting health care and other insurance fraud, waste and abuse a priority. Fraud, waste and abuse prohibitions encompass a wide range of activities, including kickbacks for referral of members, billing for unnecessary medical and/or other covered services, improper marketing and violations of patient privacy rights. The regulations and contractual requirements applicable to us and other market participants are complex and subject to change, making it necessary for us to invest significant resources in complying with our regulatory and contractual requirements. Ongoing vigorous law enforcement and the highly technical regulatory scheme mean that our compliance efforts in this area will continue to require significant resources. In addition, our medical costs and the medical expenses of our self-insured customers may be adversely affected if we do not prevent or detect fraudulent activity by providers and/or members.

Regular and special governmental audits, investigations and reviews could result in changes to our business practices, and also could result in significant or material premium refunds, fines, penalties, civil liabilities, criminal liabilities or other sanctions, including suspension or exclusion from participation in government programs and suspension or loss of licensure. For example, CMS assessed a civil monetary penalty of $1 million against us in 2015. Any of these audits, investigations or reviews could have a material adverse effect on our financial position, operating results or business or result in significant liabilities and negative publicity for our company. Federal and state auditors are challenging our Commercial business’ compliance with the ACA’s minimum MLR requirements. Our Commercial business has been subject to audits related to the ACA’s risk adjustment and reinsurance data since those programs were implemented in 2014. Our Medicare and Medicaid contracts also are subject to minimum MLR audits. If a Medicare Advantage or Medicare Part D contract pays minimum MLR rebates for three consecutive years, it will become ineligible to participate in open enrollment. If a Medicare Advantage or Medicare Part D contract pays such rebates for five consecutive years, it will be terminated by CMS. Federal auditors also are challenging our FEHB plans’ compliance with the OPM’s FEHB program specific minimum MLR requirements. For more information on certain CMS and other audits, see “We are subject to retroactive adjustments to and/or withholding of certain premiums and fees, including as a result of CMS RADV audits. We generally rely on health care providers to appropriately code claim submissions and document their medical records. If these records do not appropriately support our risk adjusted premiums, we may be required to refund premium payments to CMS and/or pay fines and penalties under the False Claims Act” in this “Risk Factors” section.

For more information regarding these matters, refer to “Regulatory Environment” included in Exhibit 99.1 to this Current Report on Form 8-K and “Litigation and Regulatory Proceedings” in Note 17 “Commitments and Contingencies” to our audited consolidated financial statements for the three-year period ended December 31, 2017 included in Exhibit 99.1 to CVS Health Corporation’s Current Report on Form 8-K filed on February 28, 2018.

If our compliance systems and processes fail or are deemed inadequate, we may suffer brand and reputational harm and become subject to regulatory actions or litigation which could adversely affect our business, cash flows, operating results or financial position.

Our businesses are subject to extensive and complex regulations, and many of our contracts with customers include detailed requirements. In order to be eligible to offer certain products or bid on certain contracts, we must demonstrate that we have robust systems in place to ensure that we comply with all applicable legal, regulatory and contractual requirements. These systems frequently are reviewed and audited by our customers and regulators. If our systems and processes designed to maintain compliance with applicable legal and contractual requirements, and to prevent and detect instances of, or the potential for, non-compliance fail or are deemed inadequate, we may suffer brand and reputational harm and be subject to regulatory actions, litigation and other proceedings which may result in damages, fines, suspension or loss of licensure, suspension or exclusion from participation in government programs and/or other penalties, any of which could adversely affect our business, cash flows, operating results or financial position.

Our litigation and regulatory risk profile is changing as we offer new products and expand in business areas beyond our historical core business of providing Commercial managed care and health insurance products in the United States. Changes in the ACA at the federal or state level could accelerate that change.

Historically, we focused primarily on providing Commercial managed care and health insurance products in the United States. In comparison, our Medicare and Medicaid products were significantly smaller. In 2017, our Medicare and Medicaid products accounted for 53% of total Health Care premiums. Our business continues to change due to the following:

•	Expansion within the health care marketplace: We are expanding or seeking to expand our presence in various sectors of the health care marketplace, including Medicare, Medicaid, dual eligibles, dual eligible special needs plans, international, and certain customers who are not subject to ERISA’s limits on state law remedies and working to deliver innovative products in those sectors.

•	Entry into new business and new product lines: We are in the process of developing, operating and expanding our Consumer Health and Services product line. Over the last several years we have entered into new product lines, including Insurance Exchanges, dual eligible and dual eligible special needs plan programs, support services for ACOs, data analytics, recruitment for clinical trials and HIT.

•	ACA Changes: Changes in the ACA at the federal or state level may create new products or expose us to new or expanded regulatory and/or litigation risk.

•	Acquisitions: Our 2017 acquisition of Bupa Group’s Thailand business expanded our international business.

The increased volume of business in areas beyond our historical core business and new products subject us to litigation and regulatory risks that are different from the risks of providing Commercial managed care and health insurance products and increase significantly our exposure to other risks.

We are routinely subject to litigation and adverse legal proceedings, including class actions. Many of these proceedings seek substantial damages which may not be covered by insurance. These proceedings may be costly to defend, result in changes in our business practices, harm our brand and reputation and adversely affect our business and operating results.

We are routinely involved in numerous claims, lawsuits, regulatory audits, investigations and other legal proceedings arising in the ordinary course of our businesses. Certain of the lawsuits against us are purported to be class actions. The majority of these proceedings relate to the conduct of our health care operations and allege various violations of law. In addition, we operate in jurisdictions outside the United States, where contractual rights, tax positions and applicable regulations may be subject to interpretation or uncertainty to a greater degree than in the United States, and therefore more likely to be subject to dispute by customers, members, governmental authorities and others. We are incurring expenses to resolve these proceedings. The outcome of litigation and other adverse legal proceedings is always uncertain, and outcomes that are not justifiable by the evidence or existing law or regulation can and do occur.

Litigation has been and may be brought against us by private individuals on behalf of the government through a qui tam or “whistleblower” suit. When a private individual brings a whistleblower suit, the defendant often will not be made aware of the suit for many months or even years, until the government commences its own investigation or determines whether it will intervene. Whistleblower suits have resulted in significant settlements between governmental agencies and health care companies. The significant incentives and protections provided under the Dodd-Frank Wall Street Reform and Consumer Protection Act increase the risk of whistleblower suits.

Many of the legal proceedings against us seek substantial damages (including non-economic or punitive damages and treble damages), and certain of these proceedings also seek changes in our business practices. For example, since 2007, we have been in class action litigation with non-participating providers over our payments to them, and during 2009, we settled a matter with the New York Attorney General that caused us to transition to different databases to determine the amount we pay non-participating providers under certain benefit plan designs. While we currently have insurance coverage for some potential liabilities, other potential liabilities may not be covered by insurance, insurers may dispute coverage, or the amount of our insurance may not be enough to cover the damages awarded or costs incurred. In addition, some types of damages, like punitive damages, may not be covered by insurance, and in some jurisdictions the coverage of punitive damages is prohibited. Insurance coverage for all or some forms of liability may become unavailable or prohibitively expensive in the future.

Litigation and other adverse legal proceedings could materially adversely affect our business or operating results because of brand and reputational harm to us caused by such proceedings, the costs of defending such proceedings, the costs of settlement or judgments against us, or the changes in our operations that could result from such proceedings. Refer to “Litigation and Regulatory Proceedings” in Note 17 “Commitments and Contingencies” to our audited consolidated financial statements for the three-year period ended December 31, 2017 included in Exhibit 99.1 to CVS Health Corporation’s Current Report on Form 8-K filed on February 28, 2018.

Our use and disclosure of members’, customers’ and other constituents’ sensitive information is subject to complex regulations at multiple levels. We would be adversely affected if we or our business associates or other vendors fail to adequately protect members’, customers’ or other constituents’ sensitive information.

Our information systems are critical to the operation of our business. We collect, process, maintain, retain, evaluate, utilize and distribute large amounts of personal health and financial information and other confidential and sensitive data about our members, customers and other constituents in the ordinary course of our business. Some of our information systems rely upon third party systems to accomplish these tasks. The use and disclosure of such information is regulated at the federal, state and international levels, and these laws, rules and regulations are subject to change and increased enforcement activity, such as the European Union’s (“EU’s”) General Data Protection Regulation which will apply across the EU effective May 2018 and the audit program implemented by HHS under HIPAA. In some cases, such laws, rules and regulations also apply to our vendors and/or may hold us liable for any violations by our vendors. International laws, rules and regulations governing the use and disclosure of such information are generally more stringent than in the United States, and they vary from jurisdiction to jurisdiction. Noncompliance with any privacy or security laws or regulations, or any security breach, cyber-attack or cybersecurity breach, and any incident involving the theft, misappropriation, loss or other unauthorized disclosure of, or access to, sensitive or confidential member information, whether by us, by one of our vendors or by another third party, could require us to expend significant resources to remediate any damage, interrupt our operations and damage our brand and reputation, and could also result in investigations, regulatory enforcement actions, material fines and penalties, loss of customers, litigation or other actions which could have a material adverse effect on our business, brand, reputation, cash flows and operating results.

Our business depends on our members’ and customers’ willingness to entrust us with their health related and other sensitive personal information. Events that negatively affect that trust, including inadequate disclosure to our members or customers of our uses of their information, failing to keep our information technology systems and our members’ and customers’ sensitive information secure from significant attack, theft, damage, loss or unauthorized disclosure or access, whether as a result of our action or inaction or that of our business associates, vendors or other third parties, including our PBM services suppliers, could adversely affect our brand and reputation, membership and revenues and also can and/or has exposed us to mandatory disclosure to the media, litigation (including class action litigation), governmental investigations and enforcement proceedings, material fines, penalties and/or remediation costs, and compensatory, special, punitive and statutory damages, consent orders, adverse actions against our licenses to do business and/or injunctive relief, any of which could adversely affect our business, cash flows, operating results or financial position. For example during 2017, in connection with the settlement of two purported class actions, a settlement administration vendor sent a notice to certain of our members that potentially revealed members’ personal health information due to the size of the window in the envelope. We have settled class action litigation and a state attorney general investigation related to this breach, and we are defending several additional litigation matters and under review by other state attorneys general and departments of insurance and the HHS Office of Civil Rights as a result of this breach. Large scale data breaches at other entities increase the challenge we and our vendors face in maintaining the security of our information technology systems and of our members’ and customers’ sensitive information. There can be no assurance that additional such failures will not occur, or if any do occur, that we will detect them or that they can be sufficiently remediated.

We are subject to retroactive adjustments to and/or withholding of certain premiums and fees, including as a result of CMS RADV audits. We generally rely on health care providers to appropriately code claim submissions and document their medical records. If these records do not appropriately support our risk adjusted premiums, we may be required to refund premium payments to CMS and/or pay fines and penalties under the False Claims Act.

Premiums and/or fees for Medicare members, certain federal government employee groups and Medicaid beneficiaries are subject to retroactive adjustments and/or withholding by the federal and applicable state governments. Our business that is subject to the ACA, including amounts payable to us or payable by us under the ACA’s premium stabilization programs and our risk adjustment and reinsurance data, also is subject to audit by governmental authorities. CMS regularly audits our performance to determine our compliance with CMS’s regulations and our contracts with CMS and to assess the quality of the services we provide to our Medicare members.

CMS uses various payment mechanisms to allocate and adjust premium payments to our and other companies’ Medicare plans by considering the applicable health status of Medicare members as supported by information prepared, maintained and provided by health care providers. We collect claim and encounter data from providers and generally rely on providers to appropriately code their submissions to us and document their medical records, including the diagnosis data submitted to us with claims. CMS pays increased premiums to Medicare Advantage plans and PDPs for members who have certain medical conditions identified with specific diagnosis codes.

CMS is transitioning the process of calculating Medicare members’ risk scores from using diagnoses data from the Risk Adjustment Processing System, or RAPS, to using diagnoses data from the Encounter Data System, or EDS. The RAPS process requires Medicare Advantage plans to apply a filter logic based on CMS guidelines and only submit claims that satisfy those guidelines. For submissions through EDS, CMS requires Medicare Advantage plans to submit all encounter data, and CMS applies the risk adjustment filtering logic to determine the risk scores. For 2018, 15% of the risk score will be calculated from claims data submitted through EDS. The transition from RAPS to EDS could result in different risk scores from each dataset as a result of plan processing issues, CMS processing issues or filtering logic differences between RAPS and EDS and could have a material adverse effect on our results of operations, financial position or cash flows.

Federal regulators review and audit the providers’ medical records to determine whether those records support the related diagnosis codes that determine the members’ health status and the resulting risk-adjusted premium payments to us. In that regard, CMS has instituted risk adjustment data validation (“RADV”) audits of a subset of Medicare Advantage plans for various contract years, including certain of the Company’s plans for certain contract years, to validate coding practices and supporting medical record documentation maintained by health care providers and the resulting risk adjusted premium payments to the plans. CMS may require us to refund premium payments if our risk adjusted premiums are not properly supported by medical record data. The OIG also is auditing risk adjustment data of us and other companies, and we expect CMS and the OIG to continue auditing risk adjustment data. We also have produced documents and information to the Civil Division of the DOJ in cooperation with a current investigation of our patient chart review processes in connection with risk adjustment data submissions under Parts C and D of the Medicare program.

CMS revised its audit methodology for RADV audits to determine refunds payable by Medicare Advantage plans for contract year 2011 and forward. Under the revised methodology, among other things, CMS will project the error rate identified in the audit sample of approximately 200 members to all risk adjusted premium payments made under the contract being audited. Historically, CMS did not project sample error rates to the entire contract. As a result, the revised methodology may increase our exposure to premium refunds to CMS based on incomplete medical records maintained by providers.

Since 2013, CMS has selected certain of our Medicare Advantage contracts for various contract years for RADV audit. In December 2015, CMS released a RFI for a significant expansion of the RADV audit program. As described in the RFI, CMS would use third party auditors to attain its ultimate goal of subjecting all Medicare Advantage contracts to either a comprehensive or a targeted RADV audit for each contract year. We are currently unable to predict which of our Medicare Advantage contracts will be selected for future audit, the amounts of any retroactive refunds of, or prospective adjustments to, Medicare Advantage premium payments made to us, the effect of any such refunds or adjustments on the actuarial soundness of our Medicare Advantage bids, or whether any RADV audit findings would require us to change to our method of estimating future premium revenue in future bid submissions to CMS or compromise premium assumptions made in our bids for prior contract years or the current contract year. For additional information, refer to “Regulatory Environment - Medicare” included in Exhibit 99.1 to this Current Report on Form 8-K.

If we fail to report and correct errors discovered through our own auditing procedures or during a CMS audit or otherwise fail to comply with the applicable laws and regulations, we could be subject to fines, civil penalties or other sanctions, including fines and penalties under the False Claims Act, which could have a material adverse effect on our ability to participate in Medicare Advantage, Part D or other government programs, and on our financial position, cash flows and operating results.

CMS has issued a final rule implementing ACA requirements that Medicare Advantage and PDP plans report and refund to CMS overpayments that those plans receive from CMS. However, CMS’s statements in formalized guidance regarding “overpayments” to Medicare Advantage plans appear to be inconsistent with CMS’s prior RADV audit guidance. These statements appear to equate each Medicare Advantage risk adjustment data error with an “overpayment” without reconciliation to the principles underlying the fee for service adjustment comparison contemplated by CMS’s RADV audit methodology. The precise interpretation, impact and legality of the final rule are not clear and are subject to pending litigation. If Medicare Advantage plans were not paid based on payment model principles that align with the requirements of the Social Security Act or such payments were not implemented correctly, it could have a material adverse effect on our operating results, financial position or cash flows.

Certain of our Medicaid contracts require the submission of complete and correct encounter data. The accurate and timely reporting of encounter data is increasingly important to the success of our Medicaid programs because more states are using encounter data to determine compliance with performance standards and, in part, to set premium rates. We have expended and may continue to expend additional effort and incur significant additional costs to collect accurate, or to correct inaccurate or incomplete, encounter data and have been and could be exposed to premium withholding, operating sanctions and financial fines and penalties for noncompliance. We have experienced challenges in obtaining complete and accurate encounter data due to difficulties with providers and third-party vendors submitting claims in a timely fashion in the proper format, and with state agencies in coordinating such submissions. As states increase their reliance on encounter data, these difficulties could affect the Medicaid premium rates we receive and how Medicaid membership is assigned to us, which could have a material adverse effect on our Medicaid operating results, cash flows and/or our ability to bid for, and continue to participate in, certain Medicaid programs.

Any premium or fee refunds, adjustments or withholding or civil or criminal fines or penalties, or other sanctions, including restrictions on or changes in the way we do business, loss of licensure or exclusion from participation in government programs, resulting from regulatory audits or investigations, whether as a result of RADV, Public Exchange related, recovery audit program or other audits or investigations by CMS, the OIG, HHS, the DOJ or otherwise, including audits of our minimum medical loss ratio rebates, methodology and/or reports, could be material and could adversely affect our operating results, financial position and cash flows. For more information refer to “Regulatory Environment” included in Exhibit 99.1 to this Current Report on Form 8-K and “Litigation and Regulatory Proceedings” in Note 17 “Commitments and Contingencies” to our audited consolidated financial statements for the three-year period ended December 31, 2017 included in Exhibit 99.1 to CVS Health Corporation’s Current Report on Form 8-K filed on February 28, 2018.

If our service providers fail to meet their contractual obligations to us or to comply with applicable laws or regulations, we may be exposed to brand and reputational harm, litigation or regulatory action. This risk is particularly high in our Medicare, Medicaid, dual eligible and dual eligible special needs plan programs.

We contract with various third parties to perform certain functions and services and provide us with certain information technology systems. Our arrangements with these third parties may expose us to public scrutiny, adversely affect our brand and reputation, expose us to litigation or regulatory action, and otherwise make our operations vulnerable if we fail to adequately oversee, monitor and regulate their performance or if they fail to meet their contractual obligations to us or to comply with applicable laws or regulations. For example, certain of our vendors have been responsible for releases of sensitive information of our members and employees, which has caused us to incur additional expenses and given rise to litigation against us.

These risks are particularly high in our Medicare, Medicaid, dual eligible and dual eligible special needs plan programs, where third parties perform pharmacy benefit management, medical management and other member related services for us. Any failure of our or these third parties’ prevention, detection or control systems related to regulatory compliance, compliance with our internal policies, data security and/or cybersecurity or any incident involving the theft, misappropriation, loss or other unauthorized disclosure of, or access to, members’, customers’ or other constituents’ sensitive information could require us to expend significant resources to remediate any damage, interrupt our operations and adversely affect our brand and reputation and also expose us to whistleblower, class action and other litigation, other proceedings, prohibitions on marketing or active or passive enrollment of members, corrective actions, fines, sanctions and/or penalties, any of which could adversely affect our business, cash flows, operating results or financial position. For more information on these matters, see “Our business activities are highly regulated. Our Medicare, Medicaid, dual eligible, dual eligible special needs plan, specialty and home delivery pharmacy, small group and certain other products are subject to particularly extensive and complex regulations. If we fail to comply with applicable laws and regulations, we could be subject to significant adverse regulatory actions or suffer brand and reputational harm which may have a material adverse effect on our business. Compliance with existing and future laws, regulations and/or judicial decisions may reduce our profitability and limit our growth” in this “Risk Factors” section.

Programs funded in whole or in part by the U.S. federal government account for over half of our revenue. A delay by Congress in raising the federal government’s debt ceiling could lead to a delay, reduction, suspension or cancellation of federal government spending and a significant increase in interest rates that could, in turn, have a material adverse effect on our businesses, operating results and cash flows.

The federal government’s “debt ceiling”, or the amount of debt the federal government is permitted to borrow to meet its legal obligations (including, among other things, interest on the national debt, Medicare and Medicaid premiums, Social Security benefits and contributions to the Federal Employees Health Benefits Program), is limited by statute and can only be raised by an act of Congress.

If Congress does not raise the debt ceiling before the federal government’s current obligations approach or exceed its cash on hand and incoming receipts, federal government spending may be subject to delay, reduction, suspension or cancellation, including a federal government shutdown, which may be prolonged. Over half of our revenues are derived from health care coverage programs that are funded in whole or in part by the federal government, including the Medicare, Medicaid, dual eligible and dual eligible specials needs plan programs, CHIP and the Federal Employees Health Benefits Program. If federal spending is delayed, suspended or curtailed, we would continue to receive claims from providers providing services to beneficiaries of these programs, and we could be liable for, and be required to fund, such claims. A failure to timely raise the debt ceiling could have a material adverse effect on our businesses, operating results, cash flows, brand and reputation and, in the case of a prolonged failure to raise the debt ceiling, our financial position.

If the United States defaults on its obligations due to a failure to timely raise the debt ceiling or otherwise, or its credit rating is downgraded by any of the credit rating agencies, interest rates could rise, financial markets could become volatile and/or the availability of credit (and short-term credit in particular) could be adversely affected, thereby increasing our borrowing costs, negatively impacting the value of our investment portfolio, and/or adversely affecting our ability to access the capital markets, which could have a material adverse effect on our operating results, financial position and cash flows and could adversely affect our liquidity.

Risks Related to Our Business

We may not be able to accurately forecast health care and other benefit costs, which could adversely affect our operating results. We may not able to obtain appropriate pricing on new or renewal business.

Premiums for our insured Health Care Products, which comprised 86% of our total consolidated revenues for 2017, are priced in advance based on our forecasts of health care and other benefit costs during a fixed premium period, which is generally one year. These forecasts are typically developed several months before the fixed premium period begins, are influenced by historical data (and recent historical data in particular), are dependent on our ability to anticipate and detect medical cost trends and changes in our members’ behavior and healthcare utilization patterns and require a significant degree of judgment. For example, our revenue on Medicare policies is based on bids submitted in June of the year before the contract year. Cost increases in excess of our projections cannot be recovered in the fixed premium period through higher premiums. As a result, our profits are particularly sensitive to the accuracy of our forecasts and our ability to anticipate and detect medical cost trends. Even relatively small differences between predicted and actual health care and other benefit costs as a percentage of premium revenues can result in significant adverse changes in our operating results.

Our health care and other benefit costs can be affected by external events that we cannot forecast or anticipate and over which we have little or no control, such as emerging changes in the economy and/or public policy, additional government mandated benefits or other regulatory changes, changes in our members’ behavior and healthcare utilization patterns, changes in health care practices, new technologies, increases in the cost of prescription drugs, influenza related health care costs (which may be substantial and are currently projected to be higher in 2017-2018 than the elevated levels experienced in 2009-2010), direct-to-consumer marketing by pharmaceutical companies, clusters of high cost cases, epidemics, pandemics, terrorist attacks or other man-made disasters, natural disasters or other events that materially increase utilization of medical and/or other covered services, as well as changes in provider billing practices. Our health care and other benefit costs also can be affected by changes in our business mix, product designs, contracts with providers, medical management, underwriting, rating and/or claims processing methods and processes, and our medical management initiatives may not deliver the reduction in utilization and/or medical cost trend that we project.

It is particularly difficult to accurately anticipate, detect, forecast, manage and reserve for medical cost trends and utilization of medical and/or other covered services during and following periods when such utilization and/or trends are below recent historical levels, during periods of changing economic conditions and employment levels and for products with substantial membership turnover. For example, at December 31, 2017, we held a premium deficiency reserve of $16 million for the 2018 coverage year related to our Medicaid products. Similarly, during calendar year 2014, medical costs in our smaller middle market and individual businesses were higher than we projected, and during the calendar years 2010-2013, medical costs and members’ utilization of medical and/or other covered services were lower than we projected and members’ utilization was below recent historical levels. We expect utilization to increase in 2018 when compared to 2017.

We have implemented price increases for 2018. If health care and other benefit costs are higher than the levels reflected in our pricing or if we are not able to obtain appropriate pricing on new or renewal business, our prices will not reflect the risk we assume, and our operating results will be adversely affected. If health care and other benefit costs are lower than we predict, our prices may be higher than those of our competitors, which may cause us to lose membership.

Competitive and economic pressures may limit our ability to increase pricing to reflect higher costs or may force us to accept lower margins. If customers elect to self-insure, reduce benefits or adversely renegotiate or amend their agreements with us, our revenues and operating results will be negatively affected.

Our customer contracts are generally for a period of one year, and our customers have considerable flexibility in moving between us and our competitors. One of the key factors on which we compete for customers, especially in uncertain economic environments, is overall cost. We are therefore under pressure to contain premium price increases despite being faced with increasing health care and other benefit costs and increasing operating costs. If we are unable to increase our prices to reflect increasing costs, our profitability will be adversely affected. If we are unable to limit our price increases, we may lose members to competitors with more favorable pricing, adversely affecting our revenues and operating results.

In response to rising prices, our customers may elect to self-insure or to reduce benefits in order to limit increases in their benefit costs. Alternatively, our customers may purchase different types of products from us that are less profitable. Such elections may result in reduced membership in our more profitable Insured products and/or lower premiums for our Insured products, which may adversely affect our revenues and operating results, although such elections also may reduce our health care and other benefit costs.

In addition, our Medicare, Medicaid and CHIP products are subject to termination without cause, periodic re-bid, rate adjustment and program redesign, as customers seek to contain their benefit costs, particularly in an uncertain economy. These actions may adversely affect our membership, revenues and operating results.

If we fail to compete effectively in the geographies and product areas in which we operate, including maintaining or increasing membership in our Health Care business, our operating results, financial position and cash flows could be materially and adversely affected.

The health care benefits industry is highly competitive, primarily due to a large number of for-profit and not-for-profit competitors, our competitors’ marketing and pricing, and a proliferation of competing products, including new products that are continually being introduced into the marketplace. Our businesses face significant competition in all of the geographies and product areas in which we operate. For example, our largest competitor in our Medicare products is Original Medicare. New entrants into the marketplace, as well as consolidation within the industry, have contributed to and are expected to intensify the competitive environment. In addition, the rapid pace of change as the industry evolves towards a consumer-focused retail marketplace, including Insurance Exchanges, and the increased use of technology to interact with members, providers and customers, increase the risks we currently face from new entrants and disruptive actions by existing competitors compared to prior periods.

In our Health Care business, we compete on the basis of many factors, including perceived overall quality, quality of service, comprehensiveness of coverage, cost (including premium, provider discounts and member out-of-pocket costs), product design, financial stability and ratings, breadth and quality of provider networks, providers available in such networks, and quality of member support and care management programs. Our competitors in our Health Care business include, among others, UnitedHealth Group Incorporated, Anthem, Inc., Humana Inc., Cigna Corporation, WellCare Health Plans, Inc., Centene Corporation, Molina Healthcare, Inc., Kaiser Permanente, health system owned health plans and new entrants into the marketplace, and numerous for-profit and not-for-profit organizations operating under licenses from the Blue Cross and Blue Shield Association. Our largest competitor in our Medicare products is Original Medicare. Additional competitors in our businesses include other types of medical and dental provider organizations, various specialty service providers (including pharmacy benefit management services providers), health care consultants, financial services companies, integrated health care delivery organizations (networks of providers who also coordinate administrative services for and assume insurance risk of their members), third-party administrators, HIT companies and, for certain plans, programs sponsored by the federal or state governments. Emerging competitors include start up health care benefit plans, provider-owned health plans, new joint ventures (including not-for-profit joint ventures among firms from multiple industries), technology firms, financial services firms that are distributing competing products on their proprietary Private Exchanges, consulting firms that are distributing competing products on their proprietary Private Exchanges, as well as non-traditional distributors such as retail companies. In particular geographies, competitors may have greater capabilities, resources or membership; a more established reputation; superior supplier or health care professional arrangements; better business relationships; or other factors that give such competitors a competitive advantage. We compete for sales on

Insurance Exchanges and are developing and expanding our Consumer Health and Services product line, where we face additional risks from existing and new competitors (including our vendors) who have lower cost structures, greater experience marketing to consumers and/or who target the higher margin portions of our business. Among our international and HIT competitors, many have longer operating histories, better brand recognition and greater market presence in many of the areas in which we are seeking to expand and more experience at rapidly innovating products. If we do not compete effectively in the geographies and product areas in which we operate, our business, operating results, financial position and cash flows could be materially and adversely affected.

A number of factors, many of which are beyond our control, contribute to rising health care and other benefit costs. If we are unable to satisfactorily manage our health care and other benefit costs, our operating results and competitiveness will be adversely affected.

A number of factors contribute to rising health care and other benefit costs, including previously uninsured members entering the health care system, changes in members’ behavior and healthcare utilization patterns, turnover in our membership, additional government mandated benefits or other regulatory changes, changes in the health status of our members, the aging of the population and other changing demographic characteristics, advances in medical technology, increases in the number and cost of prescription drugs (including specialty pharmacy drugs), direct-to-consumer marketing by pharmaceutical companies, the increasing influence of social media on our members’ utilization and other behavior, changes in health care practices and inflation. In addition, government-imposed limitations on Medicare and Medicaid reimbursements to health plans and providers have caused the private sector to bear a greater share of increasing health care and other benefits costs over time, and future amendments or repeal or replacement of the ACA that increase the uninsured population may exacerbate this problem. Other factors that affect our health care and other benefit costs include changes as a result of the ACA, changes to the ACA and other changes in the regulatory environment, the evolution toward a consumer driven business model, changes in health care practices, general economic conditions (such as inflation and employment levels), new technologies, influenza related health care costs (which may be substantial and are currently projected to be higher in 2017-2018 than the elevated levels experienced in 2009-2010), clusters of high-cost cases, epidemics or pandemics, health care provider and member fraud, and numerous other factors that are or may be beyond our control.

Our operating results and competitiveness depend in large part on our ability to appropriately manage future health care and other benefit costs through underwriting criteria, product design, provider network configuration, negotiation of favorable provider contracts and medical management programs. Our medical cost management programs may not be successful and may have a smaller impact on health care and benefit costs than we expect. The factors described above may adversely affect our ability to predict and manage health care and other benefit costs, which can adversely affect our competitiveness and operating results.

The U.S. federal government and our other government customers may reduce funding for health care or other programs, cancel or decline to renew contracts with us, or may make changes that adversely affect the number of persons eligible for certain programs, the services provided to enrollees in such programs, our premiums and our administrative and health care and other benefit costs.

Programs funded in whole or in part by the federal government account for over half our revenue, and we expect that percentage to increase. As our government funded business grows, our exposure to changes in federal and state government policy with respect to and/or regulation of the various government funded programs in which we participate also increases.

Our revenues from government-funded health and other programs, including our Medicare, Medicaid, dual eligible and dual eligible special needs plan businesses and our government customers in our Commercial business, are dependent on annual funding by the federal government and/or applicable state or local governments. Federal, state and local governments have the right to cancel or not to renew their contracts with us on short notice without cause or if funds are not available. Funding for these programs is dependent on many factors outside our control, including general economic conditions, continuing government efforts to contain health care costs and budgetary constraints at the federal or applicable state or local level and general political issues and priorities.

For example, CMS is transitioning the process of calculating Medicare members’ risk scores from using diagnoses data from the Risk Adjustment Processing System, or RAPS, to using diagnoses data from the Encounter Data System, or EDS. The RAPS process requires Medicare Advantage plans to apply a filter logic based on CMS guidelines and only submit claims that satisfy those guidelines. For submissions through EDS, CMS requires Medicare Advantage plans to submit all encounter data, and CMS applies the risk adjustment filtering logic to determine the risk scores. For 2018, 15% of the risk score will be calculated from claims data submitted through EDS. The transition from RAPS to EDS could result in different risk scores from each dataset as a result of plan processing issues, CMS processing issues or filtering logic differences between RAPS and EDS and could have a material adverse effect on our results of operations, financial position or cash flows.

In addition, while the ACA provided substantial federal funding for the expansion of the number of people who qualify to enroll in Medicaid beginning in 2014, but that funding began to decrease in 2017, and the future of that funding is uncertain. As a result, in 2018, states are preparing for the adverse impact on their budgets and programs of expected changes to the ACA and other federal programs by seeking to reduce their Medicaid expenditures by raising minimum MLR thresholds, instituting profit caps and/or changing the design of their Medicaid programs. These changes could have a material adverse effect on the revenues, medical benefit ratio and operating results of our Medicaid contracts and/or our ability to grow our Medicaid membership, revenues and operating results.

Our government customers also determine the eligibility criteria, premium levels and other aspects of Medicare, Medicaid, dual eligible and dual eligible special needs plan programs that affect the number of persons enrolled in these programs, the services provided to enrollees under the programs, and our administrative and health care and other benefit costs under these programs. In the past, determinations of this type have at times adversely affected our operating results from and willingness to participate in such programs, and they may do so again in the future. If a government customer reduces premium levels or increases premiums by less than the increase in our costs (such as by not allowing us to recover ACA and other applicable fees, taxes and assessments), and we cannot offset the impact of these actions with supplemental premiums and/or changes in benefit plans, then our business and operating results could be adversely affected. In addition, if states allow certain programs to expire, reduce the number of firms with which they contract for Medicaid managed care services or choose to opt out of Medicaid expansion, we could experience reduced Medicaid enrollment or reduced Medicaid enrollment growth, which would adversely affect our business, revenues and operating results.

In addition, the terms of our disability products often provide that the benefits due to beneficiaries are reduced by the amount of certain federal benefits they receive, most notably Social Security Disability Insurance (“SSDI”) payments. If such payments are suspended or reduced for any reason, including due to funding shortfalls for the SSDI program, our disability payment obligations and related reinsurance receivable from HLAIC would be increased accordingly, and such increase could be material.

Unanticipated increases in our ACA compliant small group Commercial product health care benefit costs adversely affected our 2016 operating results and could adversely affect our operating results in 2018 and future years. There can be no assurance that our pricing or other actions will maintain or improve the profitability of our ACA compliant small group Commercial products in 2018. There can be no assurance that the future health care benefit costs of our ACA compliant small group Commercial products will not exceed our projections.

Unanticipated increases in our ACA compliant small group Commercial product health care benefit costs adversely affected our 2016 operating results and could adversely affect our operating results in 2018 and future years.

We have set 2018 premium rates for our ACA compliant small group Commercial products based on our projections, including as to the health status and quantity of small group Commercial product membership and utilization of medical and/or other covered services by small group Commercial product members. There can be no assurance that our pricing or other actions will improve the profitability of our ACA compliant small group Commercial products in 2018 or any future year.

The premium rates for our ACA compliant small group Commercial products are set in advance and fixed for one-year periods. As a result, health care benefit costs in excess of the projections reflected in our pricing for those products cannot be recovered in the fixed premium period through higher premiums. The profitability of ACA compliant small group Commercial products is particularly sensitive to the accuracy of our forecasts of health care benefit costs. Those forecasts were made several months before the fixed premium period began, require a significant degree of judgment and are dependent on our ability to detect medical cost trends as well as the accuracy of our projections used in setting our ACA compliant small group Commercial product premium rates.

There can be no assurance regarding the accuracy of the health care benefit cost, membership or other projections reflected in our ACA compliant small group Commercial product pricing. The risks related to the accuracy of projections reflected in our pricing are magnified by adverse selection among individuals who require or utilize more expensive medical and/or other covered services, other plans’ withdrawals from participation in the Insurance Exchanges we serve and legislation, regulations, enforcement activity and/or judicial decisions that cause Insurance Exchanges or Insurance Exchange products to operate in a manner different than what we projected in setting our Insurance Exchange product premium rates, such as ongoing initiatives in several states to require insurers to allow members to pay insurers less for certain high cost drugs than the amounts assumed in pricing of their Public Exchange products. On-going uncertainty regarding the funding of ACA-related programs and subsidies can be expected to create additional instability in the marketplace. For additional information on certain of the medical cost trend, pricing and economic conditions risks associated with our Insurance Exchange and other Health Care products, see “We may not be able to accurately forecast health care and other benefit costs, which could adversely affect our operating results. We may not able to obtain appropriate pricing on new or renewal business” and “We may not be able to obtain adequate premium rate increases, which would have an adverse effect on our revenues, medical benefit ratios and operating results and could magnify the adverse impact of increases in health care and other benefit costs and of ACA assessments, fees and taxes” in this “Risk Factors” section.

The reserves we hold for expected claims are based on estimates that involve an extensive degree of judgment and are inherently variable. Any reserve, including a premium deficiency reserve, may be insufficient. If actual claims exceed our estimates, our operating results could be materially adversely affected, and our ability to take timely corrective actions to limit future costs may be limited.

A large portion of health care claims are not submitted to us until after the end of the quarter in which services are rendered by providers to our members. Our reported health care costs payable for any particular period reflect our estimates of the ultimate cost of such claims as well as claims that have been reported to us but not yet paid. We also must estimate the amount of rebates payable under the ACA’s, CMS’s and OPM’s minimum MLR rules and the amounts payable by us to, and receivable by us from, the U.S. federal government under the ACA’s remaining premium stabilization program.

Our estimates of health care costs payable are based on a number of factors, including those derived from historical claim experience, but this estimation process also makes use of extensive judgment. Considerable variability is inherent in such estimates, and the accuracy of the estimates is highly sensitive to changes in medical claims submission and processing patterns and/or procedures, turnover and other changes in membership, changes in product mix, changes in the utilization of medical and/or other covered services, changes in medical cost trends, changes in our medical management practices and the introduction of new benefits and products. We estimate health care costs payable periodically, and any resulting adjustments, including premium deficiency reserves, are reflected in current-period operating results within health care costs. For example, at December 31, 2017, we held a premium deficiency reserve of $16 million for the 2018 coverage year related to our Medicaid products. A worsening (or improvement) of health care cost trend rates or changes in claim payment patterns from those that we assumed in estimating health care costs payable at December 31, 2017 would cause these estimates to change in the near term, and such a change could be material.

Furthermore, if we are not able to accurately and promptly anticipate and detect medical cost trends or accurately estimate the cost of incurred but not yet reported claims or reported claims that have not been paid, our ability to take timely corrective actions to limit future costs and reflect our current benefit cost experience in our pricing process may be limited, which would further exacerbate the extent of any negative impact on our operating results. These risks are particularly acute during and following periods when utilization of medical and/or other covered services and/or medical cost trends are below recent historical levels and in products where there is significant turnover in our membership each year, and such risks are further magnified by the ACA and other legislation and regulations that limit our ability to price for our projected and/or experienced increases in utilization and/or medical cost trends.

Our medical membership remains concentrated in certain geographic areas and industries, exposing us to unfavorable changes in local benefit costs, reimbursement rates, competition and economic conditions.

Our medical membership remains concentrated in certain geographic areas in the United States and in certain industries. Unfavorable changes in health care or other benefit costs or reimbursement rates or increased competition in those geographic areas where our membership is concentrated could therefore have a disproportionately adverse effect on our operating results. Our membership has been and may continue to be affected by workforce reductions by our customers due to adverse and/or uncertain general economic conditions, especially in the U.S. geographies and industries where our membership is concentrated. As a result, we may not be able to profitably grow and diversify our membership geographically, by product type or by customer industry, and our revenue and operating results may be disproportionately affected by adverse changes affecting our customers.

A change in our health care product mix may impact our profit margins.

Our health care products that involve greater potential risk generally tend to be more profitable than administrative services contract products. Small employer groups are more likely to purchase our higher-risk health care products because such purchasers are generally unable or unwilling to bear greater liability for health care expenditures. Typically, government-sponsored programs also involve our higher-risk health care products and have lower profit margins than our Insured Commercial products, and our membership is projected to continue to shift towards higher revenue, higher MBR Government products in 2018. A shift of enrollees from more profitable products to less profitable products could have a material adverse effect on our operating results.

We face challenges in growing our Medicare Advantage membership.

We are seeking to substantially grow our Medicare Advantage membership, revenue and operating results in 2018 and over the next several years, including by significantly expanding our Medicare service area. The organic expansion of our Medicare service area is subject to the ability of CMS to process our requests for service area expansions and our ability to build cost competitive provider networks in the expanded service areas that meet applicable network adequacy requirements. CMS’ decisions on our requests for service area expansions also may be affected adversely by compliance issues that arise in our Medicare operations. If we are not successful in expanding our Medicare service area, we may not be able to achieve our Medicare Advantage growth goals.

We face challenges in growing our Medicaid membership, and expanding our Medicaid membership exposes us to additional risks.

We are seeking to substantially grow our Medicaid, dual eligible and dual eligible special needs plan membership over the next several years. In many instances, to acquire and retain our government customers’ business, we must bid against our competitors in a highly competitive environment. Winning bids often are challenged successfully by unsuccessful bidders. For example, as of January 2018, certain of our winning Medicaid bids are being protested, and during 2017 we were not successful in retaining certain Medicaid contracts. As a result, we are seeking to improve our process for responding to Medicaid requests for proposal. Our ability to maintain and grow membership, revenues and operating results in our Medicaid products is dependent on our remaining competitive on price, performance and preparing successful bids. In cases where our bid is successful, we incur defense costs and may incur unreimbursed implementation and other costs to meet contractual deadlines even if we ultimately lose the challenge.

If we are successful in expanding our Medicaid membership, we may increase our exposure to states that face budgetary pressures, hospitals and other providers that face revenue challenges associated with uncompensated care, and pressures on our operating margins driven by the projected rapid growth in the size of and cost of care for the Medicaid eligible population.

Extreme events, or the threat of extreme events, could materially increase our health care (including behavioral health), life insurance and disability costs and impact our business continuity. We cannot predict whether or when any such events will occur.

Nuclear, biological or other attacks, whether as a result of war or terrorism, other man-made disasters, natural disasters, epidemics, pandemics and other extreme events can affect the U.S. economy in general, our industry and us specifically. In particular, such extreme events or the threat of such extreme events could result in significant health care (including behavioral health), life insurance and disability costs, which would also be affected by the government’s actions and the responsiveness of public health agencies and other insurers. In addition, our life insurance members and our employees and those of our vendors are concentrated in certain large, metropolitan areas which may be particularly exposed to these events. Such events could adversely affect our business, cash flows, and operating results, and, in the event of extreme circumstances, our financial position or viability, particularly if our responses to such events are less adequate than those of our competitors.

Our business could also be adversely affected if we do not maintain adequate procedures for crisis management, disaster recovery and business continuity during and after such events. Other than obtaining insurance coverage for our facilities and limited reinsurance of our Health Care liabilities, there are few, if any, commercial options through which to transfer the exposure from terrorism or other extreme events away from us.

Risks Related to Our Operations

Unless we are able to develop alternative sources of revenue and earnings and achieve transformational change in our business model, our ability to profitably grow our business could be adversely affected.

We operate in a highly competitive environment and in an industry that is subject to significant ongoing changes from marketplace pressures brought about by public policy forces, the ACA, changes to or repeal or replacement of the ACA, Insurance Exchanges, customer demands, demographic shifts, new and expanding health care capabilities, business consolidations, strategic alliances, new market entrants, legislative and regulatory changes and marketing practices. As a result of these and other factors, our ability to grow profitably through the sale of traditional Insured health care and related benefits products in the United States may be limited. In order to profitably grow our business in the future, we plan to diversify the sources of our revenue and earnings, including by significantly expanding the number of geographies in which we offer our Medicare products, and transform our business model, including through developing and expanding our Consumer Health and Services product line, making investments in consumer engagement capabilities and our Consumer Health and Services’ technology and other services for health systems and provider organizations (including joint ventures, ACOs and collaborative provider networks), optimizing our business platforms and expanding internationally. If we do not achieve our diversification and transformation goals, our business, cash flows and operating results could be adversely affected.

Achieving our transformation goals will require us to devote significant senior management and other resources to acquisitions or other transactions and to develop internally or acquire new products, solutions and technology before any significant revenues or earnings are generated from such initiatives. If we are not able to acquire and/or develop and launch new products and solutions, our ability to profitably grow our business could be adversely affected.

We and our vendors have experienced cyber attacks. We can provide no assurance that we or our vendors will be able to detect, prevent or contain the effects of such attacks or other information security (including cybersecurity) risks or threats in the future.

We and our vendors have experienced a variety of cyber attacks, and we and our vendors expect to continue to experience cyber attacks going forward. Among other things, we have experienced automated attempts to gain access to our public facing networks, brute force, SYN flood and distributed denial of service attacks, attempted malware infections, vulnerability scanning, ransomware attacks, spear-phishing campaigns, mass reconnaissance attempts, injection attempts, phishing, PHP injection and cross-site scripting. We also have seen an increase in attacks designed to obtain access to consumers’ accounts using illegally obtained demographic information. Although the impact of such attacks has not been material to our operations or operating results through December 31, 2017, we can provide no assurance that we or our vendors will be able to detect, prevent or contain the effects of such attacks or other information security (including cybersecurity) risks or threats in the future. As we expand our Consumer Health and Services product line (including through growth of our joint venture and accountable care relationships with providers), increase the amount and types of data we acquire, generate and use, increase the amount of information we make available to members, consumers and providers on mobile devices, expand our use of vendors, expand internationally and expand our use of social media, our exposure to these data security and related cybersecurity risks, including the risk of undetected attacks, damage, loss or unauthorized disclosure or access to and/or disruption of our systems and the customer, member, provider, employee, ACO, joint venture, vendor and other third party information they contain, increases, and the cost of attempting to protect against these risks also increases.

The costs of attempting to protect against the foregoing risks and the costs of responding to a cyber-incident are significant. Large scale data breaches at other entities increase the challenge we and our vendors face in maintaining the security of our information technology systems and of our members’ and customers’ sensitive information. Following a cyber-incident, our and/or our vendors’ remediation efforts may not be successful, and a cyber-incident could result in interruptions, delays or cessation of service, and loss of existing or potential customers. In addition, breaches of our and/or our vendors’ security measures and the unauthorized dissemination of sensitive personal information or proprietary information or confidential information about us, our customers or other third-parties, could expose our customers’ private information and our customers to the risk of financial or medical identity theft, or expose us or other third parties to a risk of loss or misuse of this information, and result in investigations, regulatory enforcement actions, material fines and penalties, loss of customers, litigation or other actions which could have a material adverse effect on our business, brand, reputation, cash flows and operating results.

We may not be able to effectively manage our general and administrative expenses to competitive levels, which may reduce our membership or profitability, or we may need to implement expense reduction measures that adversely affect our future growth potential.

Our operating results depend in part on our ability to manage our general and administrative expenses to competitive levels while delivering improved customer, member and provider service, expanding our marketplace presence and accomplishing our strategic initiatives, including developing, operating and expanding our Consumer Health and Services product line. Controlling general and administrative expenses is particularly important in our Health Care businesses that are subject to regulatory changes that may restrict our underwriting margins (calculated as premiums less health care costs), such as minimum MLR requirements. We have significant fixed costs, and our ability to reduce variable costs in the short term is limited. We attempt to manage general and administrative expenses by, among other things, making our processes more efficient, reducing the number of products we offer and controlling costs for salaries and related benefits, information technology and other general and administrative costs. However, we may not be successful in achieving the intended benefits of the cost-cutting and process improvement initiatives we undertake. In addition, our cost-cutting measures may adversely affect our ability to implement changes to the ACA and other regulatory requirements, attract and retain key employees, maintain robust management practices and controls (including internal controls over financial reporting), implement improvements in technology and achieve our strategic goals, including profitable membership growth. Given the foregoing, we can provide no assurance that we will be able to manage our general and administrative expenses to competitive levels, which may reduce our membership, profitability and operating results and adversely affect our business and future growth potential.

Our business success and operating results depend in part on effective information technology systems and on continuing to develop and implement improvements in technology.

We have many different information and other technology systems supporting our businesses (including as a result of our acquisitions). Our businesses depend in large part on these systems to adequately price our products and services; accurately establish reserves, process claims and report operating results; and interact with providers, employer plan sponsors, members and vendors, including our PBM services suppliers, in an efficient and uninterrupted fashion. In addition, recent trends toward greater consumer engagement in health care require new and enhanced technologies, including more sophisticated applications for mobile devices. Certain of our technology systems (including software) are older, legacy systems that are less flexible, less efficient and require a significant ongoing commitment of capital and human resources to maintain, protect and enhance them and to integrate them with our other systems. We must re-engineer and reduce the number of these systems to meet changing consumer and vendor preferences and needs, improve our productivity and reduce our operating expenses. We also need to develop or acquire new technology systems, contract with new vendors or modify certain of our existing systems to support the Consumer Health and Services products we are developing, operating and expanding and/or to meet current and developing industry and regulatory standards, including with regard to minimum MLR rebates, Insurance Exchanges, and various aspects of the ACA, and to keep pace with continuing changes in information processing technology and emerging cybersecurity risks and threats. If we fail to achieve these objectives, our ability to profitably grow our business and/or our operating results may be adversely affected.

Our business strategy involves providing customers with differentiated, easy to use, secure products and solutions that use information to meet customer needs. The types of technology and levels of service that are acceptable to customers and members today will not necessarily be acceptable in the future, requiring us to anticipate and meet marketplace demands for technology. Our success therefore is dependent in large part on our ability, within the context of a limited budget of human resources and capital and our existing and future business relationships, to timely secure, integrate, develop, redesign and enhance our (or contract with vendors to provide) technology systems that support our business strategy initiatives and processes in a compliant, secure, and cost and resource efficient manner. Integration of our acquisitions increases these challenges, and we may not be successful in integrating various systems in a timely or cost-effective manner.

Information technology projects are long-term in nature and may take longer to complete and cost more than we expect and may not deliver the benefits we project once they are complete. If we do not effectively and efficiently secure, manage, integrate and enhance our technology portfolio (including vendor sourced systems), we could, among other things, have problems determining health care cost and other benefit cost estimates and/or establishing appropriate pricing, meeting the needs of providers, employer plan sponsors and members, developing and expanding our Consumer Health and Services product line or keeping pace with industry and regulatory standards, and our operating results may be adversely affected.

In order to remain competitive, we must further integrate our businesses, processes and systems. Pursuing multiple initiatives simultaneously could make this integration significantly more challenging.

Many of our businesses, processes and systems, both those we have acquired or will acquire, and those we have developed or are developing, are not integrated, are complex or require disproportionate resources in order to work together effectively. Businesses, processes and systems that are excessively complex or are not effectively integrated may adversely affect our ability to compete by, among other things, increasing our costs relative to competitors, reducing our flexibility and limiting our ability to react quickly to marketplace opportunities or changing circumstances. Accordingly, we must effectively and efficiently simplify and integrate these businesses, processes and systems to meet changing consumer and vendor needs and improve our productivity. This task is significantly more difficult when we pursue multiple transactions or other initiatives, such as significant acquisitions, strategic alliances, joint ventures and multi-year strategic projects (including developing, operating and expanding our Consumer Health and Services product line and implementing new provider support programs), simultaneously. Our existing business partnership relationships and a limited budget of human resources and capital present further challenges.

If we are unable to successfully simplify and integrate our businesses, processes and systems, including those from acquisitions, to realize anticipated economic and other benefits in a timely manner, it could result in substantial costs or delays and adversely affect our business, operations and operating results.

Sales of our products and services are dependent on our ability to attract and motivate internal sales personnel and independent third-party brokers, consultants and agents. New distribution channels create new disintermediation risk. We may be subject to penalties or other regulatory actions as a result of the marketing practices of brokers and agents selling our products.

Our products are sold primarily through our sales personnel, who frequently work with independent brokers, consultants and agents who assist in the production and servicing of business. The independent brokers, consultants and agents generally are not dedicated to us exclusively and may frequently recommend and/or market health care benefits products of our competitors. Accordingly, we must compete intensely for their services and allegiance. Our sales could be adversely affected if we are unable to attract, retain or motivate sales personnel and third-party brokers, consultants and agents, or if we do not adequately provide support, training and education to this sales network regarding our complex product portfolio, or if our sales strategy is not appropriately aligned across distribution channels. This risk is heightened as we develop, operate and expand our Consumer Health and Services product line and our business model evolves to include a greater focus on consumers and direct-to-consumer sales, such as competing for sales on Insurance Exchanges.

New distribution channels for our products and services continue to emerge, including Private Exchanges operated by health care consultants and technology companies. These channels may make it more difficult for us to directly engage consumers and other customers in the selection and management of their health care benefits, in health care utilization and in the effective navigation of the health care system. We also may be challenged by new technologies and marketplace entrants that could interfere with our existing relationships with health plan members in these areas.

In addition, there have been a number of investigations regarding the marketing practices of brokers and agents selling health care and other insurance products and the payments they receive. These investigations have resulted in enforcement actions against companies in our industry and brokers and agents marketing and selling those companies’ products. For example, CMS and state departments of insurance have increased their scrutiny of the marketing practices of brokers and agents who market Medicare products. These investigations and enforcement actions could result in penalties and the imposition of corrective action plans and/or changes to industry practices, which could adversely affect our ability to market our products.

We face a wide range of risks, and our success depends on our ability to identify, prioritize and appropriately manage our enterprise risk exposures.

As a large company operating in a complex industry and in many countries, we encounter a variety of risks. The risks we face include, among other matters, the range of industry, competitive, regulatory, financial, operational or external risks identified in this “Risk Factors” discussion. We continue to devote resources to further develop and integrate our enterprise-wide risk management processes. Failure to identify, prioritize and appropriately manage or mitigate these risks, including risk concentrations across different business lines, products (e.g., Insured vs. ASC), industries, customers and geographies, can adversely affect our operating results, our ability to retain or grow business, or, in the event of extreme circumstances, our financial position or business operations.

We also face other risks that could adversely affect our business, operating results, financial position, and/or cash flows, which include:

•	Health care benefits fraud by providers, members and/or brokers that is not prevented or detected and impacts our medical cost trends or the medical expenses of our self-insured customers. In addition, in an adverse and/or uncertain economic environment, whether in the United States or abroad, our businesses may see increased fraudulent claims volume, which may lead to additional costs because of an increase in disputed claims and litigation;

•	Assessments under guaranty fund laws for obligations of insolvent insurance companies (such as the assessment for Penn Treaty Network America Insurance Company and one of its subsidiaries described in Note 17 “Commitments and Contingencies—Guaranty Fund Assessments, Market Stabilization and Other Non-Voluntary Risk Sharing Pools” to our audited consolidated financial statements for the three-year period ended December 31, 2017 included in Exhibit 99.1 to CVS Health Corporation’s Current Report on Form 8-K filed on February 28, 2018), health maintenance organizations (HMOs”), ACA co-ops and other payors to policyholders and claimants;

•	Failure of our corporate governance policies or procedures, for example significant financial decisions being made at an inappropriate level in our organization;

•	Inappropriate application of accounting principles or a significant failure of internal control over financial reporting, which could lead to a restatement of our operating results and/or a deterioration in the soundness and accuracy of our reported operating results;

•	Financial loss from inadequate insurance coverage due to self-insurance levels or unavailability of insurance and reinsurance coverage for credit or other reasons;

•	Failure to protect our proprietary information, including as a result of cyber-attacks on us, one or more providers and/or one or more of our vendors; and

•	Failure to adequately manage our run-off businesses and/or our regulatory and financial exposure to businesses we have sold, including our domestic group life insurance, group disability insurance and absence management businesses.

Risks Related to Customer Perceptions of our Products and Services

In order to be competitive in the increasingly consumer-oriented marketplace for our products and services, we will need to develop and deploy our Consumer Health and Services products and make investments in consumer engagement, reduce our cost structure and face new competitors. If we are unsuccessful, our future growth and profitability may be adversely affected.

Historically, employers have been our most significant customers. However, decisions to buy our products and services are increasingly made or influenced by consumers, either through direct purchasing (for example, Medicare Advantage plans) or through Insurance Exchanges that allow individual choice. In response to this demand, we are expanding our consumer focus, including the development and expansion of our Consumer Health and Services product line. To compete effectively in the consumer-driven marketplace, we will be required to develop or acquire new capabilities, attract new talent and develop new service and distribution relationships that respond to consumer needs and preferences.

We also will have to respond to pricing and other actions taken by existing competitors as well as potentially disruptive new entrants. Regulatory and participation requirements for exchange-based plans tend to emphasize price and make competitive differentiation based on other attributes more difficult. Accordingly, we face competitive pricing pressures from existing and new competitors (including our vendors and others who may have lower cost structures than we do), and these pressures may reduce our operating margins or limit sales of our products and services. Our competitors may bring their Insurance Exchange and other consumer products to market more quickly, have greater experience marketing to consumers and/or may be targeting the higher margin portions of our business. These risks may be enhanced if employers shift to defined contribution health care benefits plans and make greater utilization of Private Exchanges or encourage their employees to purchase health insurance on the Public Exchanges. We can provide no assurance that we will be able to develop or operate successful or profitable consumer products or compete successfully or profitably on Public Exchanges or Private Exchanges or that we will be able to benefit from any opportunities presented by Public Exchanges or Private Exchanges. If we do not develop and expand competitive and profitable consumer products, are not competitive on Insurance Exchanges or are unsuccessful in reducing our cost structure, our future growth and profitability may be adversely affected.

We may not be able to compete effectively in the HIT business and earn a profit. Our HIT business increases our risk of patent infringement and other intellectual property litigation and may become subject to significant regulation in the future.

With our current focus on consumer engagement, joint ventures, ACOs, collaborative provider networks and optimizing our business platforms and our 2014 acquisition of bswift, we have increased our commitment to HIT products and solutions, a business that is rapidly changing and highly competitive. There is no assurance that we will be able to successfully adapt to changes to the HIT marketplace, or compete effectively and earn a profit in our HIT business. Our technology products and solutions may not operate as intended. Moreover, we may not have identified and mitigated, or be able to identify and mitigate, the significant risks of pursuing the HIT business, including the risk that we will be unable to protect our proprietary rights and the risks of patent infringement and other intellectual property litigation against us. Certain of our HIT products and/or solutions have been subject to patent litigation, which is often associated with significant litigations costs, damages and/or injunctions.

In addition, although the HIT industry is not currently subject to significant regulation, we face an uncertain and rapidly evolving federal, state and international legislative and regulatory framework, and certain of our HIT products and/or solutions could become subject to regulation. New legislation and/or regulations may make it difficult to achieve and maintain compliance and could adversely affect both our ability to compete in the HIT business and the operating results of our HIT business.

If we fail to develop new products, differentiate our products from those of our competitors or demonstrate the value of our products to our customers and members, our ability to retain or grow profitable membership may be adversely affected.

We operate in a rapidly evolving industry. Our customers generally, and our larger customers in particular, are well-informed and organized and, along with our individual customers, can easily move between us and our competitors. These factors require us to differentiate our products and solutions, anticipate changes in customer and consumer preferences, anticipate and effectively compete with the products and solutions of new and existing competitors and innovate and deliver new and existing products and solutions that demonstrate value to our customers and members, particularly in response to marketplace changes from public policy. Differentiating our Insurance Exchange products is particularly challenging due to the standardization (for example, network adequacy and standardization of benefits requirements) of these products. Any failure to do so may adversely affect our ability to retain or grow profitable membership, which can adversely affect our operating results.

If we or our vendors fail to provide our customers with quality service that meets their expectations, our ability to retain and grow our membership will be adversely affected.

Our ability to attract and retain membership is dependent upon providing cost effective, quality customer service operations (such as call center operations, claim processing, outsourced PBM functions, home delivery pharmacy prescription delivery, specialty pharmacy prescription delivery, customer case installation and on-line access and tools) that meet or exceed our customers’ and members’ expectations. As we seek to reduce general and administrative expenses, we must balance the potential impact of cost-saving measures on our customer and other service and performance. If we misjudge the effects of such measures, customer and other service may be adversely affected. We depend on third parties for certain of our customer service, PBM and prescription delivery operations. For example, CaremarkPCS Health, L.L.C. (and its predecessors, collectively, “Caremark”, a wholly-owned subsidiary of CVS Health) and Express Scripts provide us with certain PBM services. If we or our vendors fail to provide service that meets our customers’ and members’ expectations, we may have difficulty retaining or growing profitable membership, which can adversely affect our operating results. For example, noncompliance with any privacy or security laws or regulations or any security breach involving one of our third party vendors could have a material adverse effect on our businesses, operating results, brand and reputation.

Our competitive position and ability to differentiate our products will be adversely affected if we cannot demonstrate that our products and processes result in our members receiving quality affordable care.

One of the key factors on which we compete for customers is the degree to which our products and processes (including our disease management and patient safety programs and our provider credentialing and other quality of care and information management initiatives) result in our members receiving quality affordable care from providers, our vendors (including our PBM services suppliers) and us. If our products and process do not result in our members receiving quality affordable care, or if we are unable to demonstrate that our members receive quality affordable care, then our competitive position and ability to differentiate our product and/or solution offerings from those of our competitors would be adversely affected, which in turn could adversely affect our operating results.

Risks Related to Our Relationships with Providers, Suppliers and Vendors

If we are unable to enter into joint ventures and other collaborative risk-sharing agreements with health care providers on satisfactory terms, it may have an adverse effect on our ability to enhance our provider networks, contain our medical costs, grow our business and/or develop alternative sources of revenue and earnings.

We are seeking to enhance our health care provider networks by entering into joint ventures and other collaborative risk-sharing arrangements with health care providers. Providers’ willingness to enter these arrangements with us depends upon, among other things, our ability to provide them with up to date quality of care data to support these value-based contracts. These arrangements are designed to give providers incentives to engage in population health management and optimize delivery of health care to our members. These arrangements also may allow us to expand into new geographies, target new customer groups, increase membership and reduce medical costs and, if we provide technology or other services to the relevant health system or provider organization, may contribute to our revenue and earnings from alternative sources. If such arrangements do not result in the lower medical costs that we project or if we fail to attract health care providers to such arrangements, or are less successful at implementing such arrangements than our competitors, our medical costs may not be competitive and may be higher than we project, our attractiveness to customers may be reduced, we may lose or be unable to grow membership, and our ability to profitably grow our business and/or our operating results may be adversely affected.

While we believe joint ventures, ACOs and other non-traditional health care provider organizational structures present opportunities for us, the implementation of our joint ventures and other non-traditional structure strategies may not achieve the intended results, which could adversely affect our operating results and cash flows. Among other things, joint ventures require us to maintain collaborative relationships with our counterparties, continue to gain access to provider rates that make the joint ventures economically sustainable and devote significant management time to the operation and management of the joint venture. We may not be able to achieve these objectives in one or more of our joint ventures, which could adversely affect our operating results and cash flows.

Continuing consolidation and integration among providers and other suppliers may increase our medical and other covered benefits costs, make it difficult for us to compete in certain geographies and create new competitors.

Hospitals and other provider and health systems continue to consolidate across the industry. While this consolidation could increase efficiency and has the potential to improve the delivery of health care services, it also reduces competition and the number of potential contracting parties in certain geographies. These health systems also are increasingly forming and considering forming health plans to directly offer health insurance in competition with us, a process that has been accelerated by the ACA. In addition, ACOs (including commercial and Medicaid-only ACOs developed as a result of state Medicaid laws), practice management companies, consolidation among and by integrated health systems and other changes in the organizational structures that physicians, hospitals and other health care providers adopt continues to change the way these providers interact with us and the competitive landscape in which we operate. These changes may increase our medical and other covered benefits costs, may affect the way we price our products and services and estimate our medical and other covered benefits costs and may require us to change our operations, including by withdrawing from certain geographies where we do not have a significant presence across our businesses or are unable to collaborate or contract with providers on acceptable terms. Each of these changes may adversely affect our business and operating results.

Our operating results may be adversely affected if we are unable to contract with providers on competitive terms and develop and maintain attractive networks with high quality providers.

Our operating results are dependent in part upon our ability simultaneously to contract competitively with and develop and maintain favorable relationships with hospitals, physicians, pharmaceutical benefit management service providers, pharmaceutical manufacturers and other health care benefits providers. Our relationships with providers may be affected by the CVS Health Transaction and are affected by the rates we pay them for services rendered to our members (including financial incentives to deliver quality services in a cost-effective manner), by our business practices and processes, by our acquisitions and divestitures and proposed acquisitions and divestitures, and by our provider payment and other provider relations practices (including whether we include providers in the various provider network options we make available to our customers). Our relationships with providers also are affected by factors that impact those providers, but are not directly related to us, such as consolidations and strategic relationships among providers and/or among our competitors, changes in Medicare and/or Medicaid reimbursement levels to health care providers (including reductions due to the ATRA, sequestration and/or any amendment, repeal or replacement of the ACA), and increasing revenue and other financial pressures on providers, including increases in uncompensated care resulting from the any amendment, repeal or replacement of the ACA, ongoing reductions by CMS and state governments (including reductions due to recommendations of the Independent Payment Advisory Board, the ATRA, sequestration and/or any repeal or amendment of the ACA) in amounts payable to providers, particularly hospitals, for services provided to Medicare and Medicaid enrollees.

The breadth and quality of our networks of available providers and our ability to offer different provider network options are important factors when customers consider our products and services. Our customers, particularly our self-insured customers, also consider our hospital and other medical provider discounts when evaluating our products and services. For certain of our businesses, we must maintain provider networks that satisfy applicable access to care and/or network adequacy requirements. Regulators also consider the breadth and nature of our provider networks when assessing whether such networks meet network adequacy requirements which, in some cases, are becoming more stringent. For example, a 2016 CMS regulation established network adequacy requirements that apply to all Medicaid managed care plans. Our contracts with providers generally may be terminated by either party without cause on short notice.

The failure to maintain or to secure new cost-effective health care provider contracts, may result in a loss of or inability to grow membership, higher health care or other benefits costs (which we may not be able to reflect in our pricing due to rate reviews or other factors), health care provider network disruptions, less desirable products for our customers and/or difficulty in meeting regulatory or accreditation requirements, any of which could adversely affect our operating results.

We may experience increased medical and other benefit costs, litigation risk and customer and member dissatisfaction when providers that do not have contracts with us render services to our members.

Some providers that render services to our members do not have contracts with us. In those cases, we do not have a pre-established understanding with these providers as to the amount of compensation that is due to them for services rendered to our members. In some states, the amount of compensation due to these non-participating providers is defined by law or regulation, but in most instances it is either not defined or it is established by a standard that is not clearly translatable into dollar terms. In such instances providers may believe that they are underpaid for their services and may either litigate or arbitrate their dispute with us or try to recover the difference between what we have paid them and the amount they charged us from our members, which may result in customer and member dissatisfaction. For example, since 2007, we have been in class action litigation with non-participating providers over our payments to them, and during 2009, we settled a matter with the New York Attorney General that caused us to transition to different databases to determine the amount we pay non-participating providers under certain benefit plan designs. Such disputes may cause us to pay higher medical or other benefit costs than we projected.

Certain of these matters are described in more detail in “Litigation and Regulatory Proceedings” in Note 17 “Commitments and Contingencies” to our audited consolidated financial statements for the three-year period ended December 31, 2017 included in Exhibit 99.1 to CVS Health Corporation’s Current Report on Form 8-K filed on February 28, 2018.

We could become overly dependent on key service providers, which could expose us to operational risks and cause us to lose core competencies. If their services become unavailable, we may experience service disruptions, reduced service quality and increased costs and may be unable to meet our obligations to our customers.

We contract with various third parties to perform certain functions and services and provide us with certain information technology systems. These third parties include our PBM services suppliers, information technology system providers, independent practice associations, accountable care organizations and call center and claim and billing service providers. Certain of these third parties provide us with significant portions of our requirements, and we could become overly dependent on key vendors, which could cause us to lose core competencies. Certain third parties to whom we delegated selected functions, such as independent practice associations and specialty services providers, have experienced financial difficulties, including bankruptcy. Furthermore, certain legislative authorities have in recent years discussed or proposed legislation that would restrict outsourcing. A termination of our agreements with, or disruption in the performance of, one or more of these service providers could result in service disruption or unavailability, reduced service quality and effectiveness, increased or duplicative costs, an inability to meet our obligations to our customers or require us to seek alternative service providers on less favorable contract terms, any of which can adversely affect our business, brand, reputation and/or operating results. Furthermore, where our arrangements with these service providers are not acceptable to our customers, we must make alternate arrangements, which may be more costly and difficult to implement.

In particular, we have entered into agreements with our PBM services suppliers to provide us and certain of our customers and members with certain PBM services. If our PBM agreement with Caremark or our agreements with our other PBM services suppliers were to terminate for any reason or one of our PBM services supplier’s ability to perform their respective obligations under their agreements with us were impaired, we may not be able to find an alternative supplier in a timely manner or on acceptable financial terms. As a result, our costs may increase, we would not realize the anticipated benefits of our PBM agreement with Caremark or our other agreements for PBM services (including projected operating efficiencies), and we may not be able to meet the full demands of our customers, any of which could have a material adverse effect on our business, brand, reputation and/or operating results.

Risks Related to Our Acquisitions, Joint Ventures and International Operations

We expect to continue to pursue acquisitions and other inorganic growth opportunities, which may be unsuccessful, cause us to assume unanticipated liabilities, disrupt our existing business, be dilutive or lead us to assume significant debt, among other things.

We expect to continue to pursue acquisitions, joint ventures, strategic alliances and other inorganic growth opportunities as part of our growth strategy. In addition to integration risks, some other risks we face with respect to acquisitions and other inorganic growth strategies include:

•	We frequently compete with other firms, some of which may have greater financial and other resources and a greater tolerance for risk, to acquire attractive companies;

•	The acquired and/or joint venture businesses may not perform as projected;

•	The goodwill or other intangible assets established as a result of our acquisitions may be incorrectly valued or may become non-recoverable;

•	We may not obtain the projected synergies as we integrate the acquired businesses;

•	We may assume unanticipated liabilities, including those that were not disclosed to us or which we underestimated;

•	We may experience difficulties in integrating acquired businesses into our existing operations (including our internal control environment and compliance policies), be unable to integrate acquired businesses successfully or as quickly as expected, and be unable to realize anticipated economic, operational and/or other benefits in a timely manner or at all, which could result in substantial costs and delays or other operational, technical or financial problems;

•	The acquired businesses, or the pursuit of other inorganic growth strategies, could disrupt or compete with our existing businesses, distract management, result in the loss of key employees, divert resources, result in tax costs or inefficiencies and make it difficult to maintain our current business standards, controls, information technology systems, policies, procedures and performance;

•	We may finance future acquisitions and other inorganic growth strategies by issuing common stock for some or all of the purchase price, which would dilute the ownership interests of our shareholders;

•	We may incur significant debt in connection with acquisitions (whether to finance acquisitions or by assuming debt from the businesses we acquire);

•	We may not have the expertise to manage and profitably grow the businesses we acquire, and we may need to rely on the retention of key personnel and other suppliers of companies we acquire, which may be difficult or impossible to accomplish;

•	We may enter into merger or purchase agreements but, due to reasons within or outside our control, fail to complete the related transactions, which could result in termination fees or other penalties that could be material, material disruptions to our business and operations and negatively affect our brand and reputation;

•	In order to complete a proposed acquisition, we may be required to divest certain portions of our business;

•	We may be involved in litigation related to mergers or acquisitions, including for matters which occurred prior to the applicable closing, which may be costly to defend and may result in adverse rulings against us that could be material; and

•	The integration into our businesses of the businesses and entities we acquire may affect the way in which existing laws and regulations apply to us, including subjecting us to laws and regulations that did not previously apply to us.

We expect joint ventures to be a critical part of our business model transformation and inorganic growth strategies. Joint ventures present risks that are different from acquisitions, including selection of appropriate joint venture parties, initial and ongoing governance of the joint venture, joint venture compliance activities (including compliance with applicable CMS requirements), growing the joint venture’s business in a manner acceptable to all the parties, maintaining positive relationships among the joint venture parties and the customer, and member and business disruption that may occur upon joint venture termination.

As we expand our international operations, we will increasingly face political, legal and compliance, operational, regulatory, economic and other risks that we do not face or are more significant than in our domestic operations. Our exposure to these risks is expected to increase.

As we expand our international operations we will increasingly face political, legal and compliance, operational, regulatory, economic and other risks that we do not face or that are more significant than in our domestic operations. These risks vary widely by country and include varying regional and geopolitical business conditions and demands, government intervention and censorship, discriminatory regulation, nationalization or expropriation of assets and pricing constraints. Our international products need to meet country-specific customer and member preferences as well as country-specific legal requirements, including those related to licensing, privacy, data storage, location, protection and security.

Our international operations increase our exposure to, and require us to devote significant management resources to implement controls and systems to comply with, the privacy and data protection laws of non-U.S. jurisdictions and the anti-bribery, anti-corruption and anti-money laundering laws of the United States (including the FCPA) and the United Kingdom (including the Bribery Act 2010) and similar laws in other jurisdictions. Implementing our compliance policies, internal controls and other systems upon our expansion into new countries and geographies may require the investment of considerable management time and management, financial and other resources over a number of years before any significant revenues or profits are generated. Violations of these laws and regulations could result in fines, criminal sanctions against us, our officers or employees, restrictions or outright prohibitions on the conduct of our business, and significant brand and reputational harm. We must regularly reassess the size, capability and location of our global infrastructure and make appropriate changes, and must have effective change management processes and internal controls in place to address changes in our business and operations. Our success depends, in part, on our ability to anticipate these risks and manage these difficulties, and the failure to do so could have a material adverse effect on our business, operating results, financial position, brand, reputation and/or long-term growth.

Our international operations require us to overcome logistical and other challenges based on differing languages, cultures, legal and regulatory schemes and time zones. Our international operations encounter labor laws, customs and employee relationships that can be difficult, less flexible than in our domestic operations and expensive to modify or terminate. In some countries we are required to, or choose to, operate with local business partners, which requires us to manage our partner relationships and may reduce our operational flexibility and ability to quickly respond to business challenges.

In some countries we may be exposed to currency exchange controls or other restrictions that prevent us from transferring funds internationally or converting local currencies into U.S. dollars or other currencies. Fluctuations in foreign currency exchange rates may have an impact on our revenues, operating results and cash flows from our international operations. Some of our operations are, and are increasingly likely to be, in emerging markets where these risks are heightened. Any measures we may implement to reduce the effect of volatile currencies and other risks on our international operations may not be effective.

Our exposure to all of the above risks is expected to increase as we seek to grow our foreign operations over the next several years.

Financial Risks

We would be adversely affected if we do not effectively deploy our capital. Downgrades or potential downgrades in our credit ratings, should they occur, could adversely affect our brand and reputation, business, cash flows, financial position and operating results.

Our operations generate significant capital, and we have the ability to raise additional capital. The manner in which we deploy our capital, including investments in our businesses, our operations (such as information technology and other strategic and capital projects), dividends, acquisitions, share and/or debt repurchases, reinsurance or other capital uses, impacts our financial strength, claims paying ability and credit ratings issued by recognized rating organizations. Credit ratings issued by nationally-recognized organizations are broadly distributed and generally used throughout our industry. Our ratings reflect each rating organization’s opinion of our financial strength, operating performance and ability to meet our debt obligations or obligations to our insureds. We believe our credit ratings and the financial strength and claims paying ability of our principal insurance and HMO subsidiaries are important factors in marketing our products to certain of our customers. In addition, our credit ratings impact the cost and availability of future borrowings, and accordingly our cost of capital.

Each of the ratings organizations reviews our ratings periodically, and there can be no assurance that our current ratings will be maintained in the future. Among other things, our ratings may be affected by the assumption and/or issuance of debt in connection with an acquisition. For example, following the announcement of the CVS Health Transaction in December 2017, each of Standard & Poor’s, A.M. Best and Fitch placed certain of our debt, financial strength and other credit ratings under review with negative implications. Downgrades or potential downgrades in our ratings, should they occur, could adversely affect our brand and reputation, access to credit markets, business, cash flows, financial position and operating results.

Adverse conditions in the U.S. and global capital markets can significantly and adversely affect the value of our investments in debt and equity securities, mortgage loans, alternative investments and other investments, our operating results and/or our financial position.

The global capital markets, including credit markets, continue to experience volatility and uncertainty. As an insurer, we have a substantial investment portfolio that supports our policy liabilities and surplus and is comprised largely of debt securities of issuers located in the United States. As a result, the income we earn from our investment portfolio is largely driven by the level of interest rates in the United States, and to a lesser extent the international financial markets; and volatility, uncertainty and/or disruptions in the global capital markets, particularly the United States credit markets, and governments’ monetary policy, particularly United States monetary policy, can significantly and adversely affect the value of our investment portfolio, our operating results and/or our financial position by:

•	Significantly reducing the value and/or liquidity of the debt securities we hold in our investment portfolio and creating realized capital losses that reduce our operating results and/or unrealized capital losses that reduce our shareholders’ equity;

•	Keeping interest rates low on high-quality short-term or medium-term debt securities (such as we have experienced during recent years) and thereby materially reducing our net investment income and operating results as the proceeds from securities in our investment portfolio that mature or are otherwise disposed of continue to be reinvested in lower yielding securities;

•	Reducing the fair values of our investments if interest rates rise;

•	Causing non-performance or defaults on their obligations to us by third parties, including customers, issuers of securities in our investment portfolio, mortgage borrowers and/or reinsurance and/or derivatives counterparties;

•	Making it more difficult to value certain of our investment securities, for example if trading becomes less frequent, which could lead to significant period-to-period changes in our estimates of the fair values of those securities and cause period-to-period volatility in our net income and shareholders’ equity;

•	Reducing our ability to issue short-term debt securities at attractive interest rates, thereby increasing our interest expense and decreasing our operating results; and

•	Reducing our ability to issue other securities.

Although we seek, within guidelines we deem appropriate, to match the duration of our assets and liabilities and to manage our credit and counterparty exposures, a failure to adequately do so could adversely affect our net income and our financial position and, in extreme circumstances, our cash flows.